Exhibit 10.1

TILRAY BRANDS, INC.

and

HEXO CORP.

and

HT INVESTMENTS MA LLC

TRANSACTION AGREEMENT April 11, 2022

Schedule A:	Form of Amended and Restated Note
Schedule B:	List of Security Documents
Schedule C:	Form of Assignment and Assumption Agreement
Schedule D:	Commercial Transactions
Schedule E:	Perfection Certificate
Schedule F:	Purchaser Observer Confidentiality Agreement

TRANSACTION AGREEMENT

THIS AGREEMENT is made as of the 11th day of April, 2022

AMONG:

Tilray Brands, Inc., a corporation existing under the laws of the State of Delaware;

(the “Purchaser”)

- and -

HEXO Corp., a company existing under the laws of the Province of Ontario;

(the “Company”);

- and -

HT Investments MA LLC, a limited liability corporation existing under the laws of the State of Delaware

(the “Seller” and collectively with the Purchaser and the Company, the “Parties”).

WHEREAS pursuant to a securities purchase agreement between the Seller and the Company dated May 27, 2021 (the “Securities Purchase Agreement”), the Seller (and funds affiliated with the Seller) purchased certain senior secured convertible notes due May 1, 2023 from the Company (the “Note”), of which a principal amount of $211,265,185.45 is currently outstanding as of the date hereof (the “Outstanding Principal”);

AND WHEREAS, subject to the terms and conditions hereof, the Seller and the Company wish to amend and restate the terms of the Note and enter into the amended and restated note (the “Amended and Restated Note”) in the form attached hereto as Schedule A (the “Note Amendment”);

AND WHEREAS the Purchaser wishes to assume, and the Seller wishes to assign, transfer and sell all of its rights, title and interest under the Amended and Restated Note immediately following the Closing Time, upon the terms and conditions stated in the Assignment and Assumption Agreement attached hereto as Schedule C (the “Note Assignment and together with the Note Amendment, the “Transaction”);

AND WHEREAS, concurrently with the consummation of the Note Assignment, the Purchaser wishes to assume, and the Seller wishes to assign, transfer and sells all of its rights, title and interest in each of the security documents listed in Schedule B hereto (the “Security Documents”);

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

Article 1

INTERPRETATION

Section 1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

(1)	“1933 Act” means the United States Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

(2)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(3)	“48North Subsidiaries” means 48North Cannabis Corp., 48 North Amalco Ltd., Good & Green Cannabis Corp., DelShen Therapeutics Corp., Good & Green Corp., 2618351 Ontario Inc. and 2656751 Ontario Ltd.

(4)	“Acquisition Proposal” means, at any time prior to Closing, whether or not in writing, any offer, proposal or inquiry (including any modification or proposed modification of any such offer, proposal or inquiry) with respect to (a) any direct or indirect acquisition by any Person or group of Persons of HEXO Shares (or securities convertible into or exchangeable or exercisable for HEXO Shares) in a single transaction or a series of transactions, representing 20% or more of the HEXO Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for HEXO Shares), or (b) any direct or indirect acquisition by any Person or group of Persons of HEXO Shares (or securities convertible into or exchangeable or exercisable for HEXO Shares) representing 20% or more of votes attached to the HEXO Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for HEXO Shares), or (c) any direct or indirect acquisition by any Person or group of Persons of any assets of the Company and/or one or more of the Subsidiaries (including shares or other equity interests of any Subsidiary) individually or in the aggregate contributing 20% or more of the consolidated revenue of the Company and the Subsidiaries or representing 20% or more of the assets of the Company and the Subsidiaries taken as a whole (in each case based on the Financial Statements of the Company most recently filed prior to such time) (or any lease, license, or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company or any Subsidiary, and in each case excluding transactions contemplated by this Agreement and any transaction between the Company and/or one or more of its wholly-owned Subsidiaries.

(5)	“Adverse Recommendation Change” has the meaning specified in Section 5.1(1)(c) hereof.

(6)	“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

(7)	“Agreement” means this transaction agreement, including the schedules attached to it, as the same may be amended, supplemented or restated.

(8)	“Alternative Transaction Agreement” has the meaning specified in Section 5.3(1)(e) hereof.

(9)	“Amended Note Securities” means the Purchased Note and the Amended Note Shares, collectively.

(10)	“Amended Note Shares” means the HEXO Shares that the Purchased Note is convertible into.

(11)	“Amended and Restated Note” has the meaning specified in the recitals hereof.

(12)	“Amendment Common Shares” has the meaning specified in Section 3.3(1) hereof.

(13)	“Amendment Primary Securities” has the meaning specified in Section 3.3(1) hereof.

(14)	“Amendment Right” means the right to receive HEXO Shares to be issued as part of the amendment and restatement of the Note pursuant to Section 2.2 hereof.

(15)	“Amendment Right Shares” has the meaning specified in Section 2.3(1) hereof.

(16)	“Amendment Securities” has the meaning specified in Section 3.3(1) hereof.

(17)	“Amendment Shares” means those HEXO Shares to be issued as part of the amendment and restatement of the Note pursuant to Section 2.3(1) hereof.

(18)	“Amendment Share Price” has the meaning specified in Section 2.3(1) hereof

(19)	“Anti-Corruption Laws” has the meaning specified in Section 3.1(17) hereof.

(20)	“Approved Stock Plan” means any security-based compensation plan which has been approved by the Board of Directors prior to the date hereof, or any security-based compensation plan which is approved by the Board of Directors or the compensation committee thereof and the stockholders of the Company after the date hereof, pursuant to which HEXO Shares, options to purchase HEXO Shares and other incentive equity awards may be issued to any employee, officer, consultant or director for services provided to the Company in their capacity as such.

(21)	“Articles of Incorporation” has the meaning specified in Section 3.1(20)(iv) hereof.

(22)	“Assignment and Assumption Agreement” has the meaning specified in Section 2.2 hereof.

(23)	“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Seller’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Seller or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Seller or any of the foregoing and (iv) any other Persons whose beneficial ownership of the HEXO Shares would or could be aggregated with the Seller’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Seller and all other Attribution Parties to the Maximum Percentage.

(24)	“Blocker Threshold” has the meaning specified in Section 2.3(1) hereof.

(25)	“Board of Directors” has the meaning specified in Section 3.1(2) hereof.

(26)	“Board Recommendation” has the meaning specified in Section 4.15(2) hereof.

(27)	“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in New York, New York or Toronto, Ontario are required by law to close or be closed.

(28)	“Bylaws” has the meaning specified in Section 3.1(20)(iv) hereof.

(29)	“Canadian Securities Laws” as used herein means securities laws and the applicable rules and regulations under such laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the CSA in each of the provinces and territories of Canada.

(30)	“Closing” has the meaning specified in Section 2.3 hereof.

(31)	“Closing Date” means the second Business Day following the date upon which the conditions to closing set out in Article 6 of this Agreement are satisfied, to the extent capable of being satisfied prior to the Closing Time, or waived.

(32)	“Closing Time” has the meaning specified in Section 2.3 hereof.

(33)	“Commercial Transactions” means each of the transactions, fee arrangements and cost saving allocations between the Purchaser and/or its appropriate Affiliate(s), on the one hand, and the Company and/or its appropriate Affiliate(s), on the other hand, each as described on Schedule D.

(34)	“Commissioner” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or any Person designated to perform duties on behalf of the Commissioner of Competition.

(35)	“Company” has the meaning specified in the recitals hereof.

(36)	“Company Affiliate” has the meaning specified in Section 3.1(17) hereof.

(37)	“Company Nominees” has the meaning specified in Section 4.18(2)(b) hereof.

(38)	“Company Shareholders” means the holders of HEXO Shares.

(39)	“Competition Act” means the Competition Act, R.S.C., 1985, c. C-34, as amended, and any regulations thereto.

(40)	“Competition Act Clearance” means, with respect to the Transaction and conversion of the Purchased Note, either (i) the Commissioner shall have issued an advance ruling certificate pursuant to subsection 102(1) of the Competition Act, or (ii) the obligation to give notice in respect of the Share Conversion has been waived pursuant to paragraph 113(c) of the Competition Act and the Commissioner shall have advised the Purchaser in writing that the Commissioner does not at that time intend to make an application to the Competition Tribunal under section 92 of the Competition Act for an order in respect of the Transaction or conversion of the Purchased Note, and such advice has not been rescinded or amended prior to Closing.

(41)	“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(42)	“Convertible Securities” has the meaning specified in Section 3.1(20)(i) hereof.

(43)	“CSA” means the Canadian Securities Administrators.

(44)	“Disclosure Letter” means the disclosure letter delivered to the Purchaser concurrently with the execution of this Agreement.

(45)	“Eligible Market” has the meaning specified in Section 4.10 hereof.

(46)	“Environmental Laws” means all federal, provincial, state, municipal, local or foreign Laws or regulations, orders, judgements, decree or permit, common law provision or other legally binding standard relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(47)	“Equity Line” means that certain equity line for up to C$180 million made available to the Company pursuant to the equity purchase agreement dated the date hereof among 2692106 Ontario Inc., KAOS Capital Inc. and the Company.

(48)	“Financial Statements” has the meaning specified in Section 3.1(11) hereof.

(49)	“Fixtures and Equipment” has the meaning specified in Section 3.1(26) hereof.

(50)	“GDPR” has the meaning specified in Section 3.1(44) hereof.

(51)	“Government Official” has the meaning specified in Section 3.1(17) hereof.

(52)	“Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, provincial, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including the CSA and any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

(53)	“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(54)	“Hazardous Materials” means, collectively, chemicals, pollutants, contaminants, or toxic or hazardous materials, substances or wastes.

(55)	“HEXO Shares” means (x) the Company’s shares of common stock, and (y) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(56)	“HIPAA” has the meaning specified in Section 3.1(44) hereof.

(57)	“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect from time to time.

(58)	“Indebtedness” means, without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with IFRS) (other than trade payables entered into in the Ordinary Course of Business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with IFRS, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

(59)	“Indemnified Liabilities” has the meaning specified in Section 8.6(1) hereof.

(60)	“Indemnitees” has the meaning specified in Section 8.6(1) hereof.

(61)	“Indenture” means the indenture dated as of May 27, 2021 between the Company and GLAS Trust Company LLC, as trustee, as supplemented, amended or modified from time to time.

(62)	“Insolvent” has the meaning specified in Section 3.1(13) hereof.

(63)	“Intellectual Property Rights” has the meaning specified in Section 3.1(27) hereof.

(64)	“Investment Entities” means Keystone Isolation Technologies Inc., Keystone Isolation Technologies USA LLC, Truss Limited Partnership, Truss Beverage Company Limited, and Truss CBD USA LLC.

(65)	“IT Systems” has the meaning specified in Section 3.1(44) hereof.

(66)	“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.

(67)	“Locked-up Shareholders” means all of the directors and senior officers of the Company and certain significant shareholders of the Company, each of which is a party to the Voting Support Agreements.

(68)	“Matching Period” means the five (5) Business Day period following the day of the Purchaser’s receipt of the Superior Proposal Notice.

(69)	“Material Adverse Effect” means, in respect of any Person, any material adverse effect on, the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) of such Person and its subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from:

(a)          changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Person and its Subsidiaries primarily operate;

(b)          any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;

(c)          any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war (including any ongoing conflict involving Russia and Ukraine);

(d)          any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;

(e)          any adoption, proposal, implementation or other change in Law, including any Laws in respect to taxes, IFRS or regulatory accounting requirements, in each case after the date hereof;

(f)           the announcement of the Transaction or the pendency of the Transaction;

(g)          the taking of any action required by, or the failure to take any action expressly prohibited by this Agreement; and

(h)          the failure of the Person or its subsidiaries to meet any internal or published projections, forecast or estimates of, or guidance related to, revenues, earnings, cash flows or other financial metrics before, on or after the date hereof (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has otherwise occurred), but provided in the case of (a) through (e), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person as compared to companies in comparable industries and operating in the same jurisdiction.

(70)	“Meeting” has the meaning specified in Section 4.15 hereof.

(71)	“Note” has the meaning specified in the recitals hereof.

(72)	“Note Amendment” has the meaning specified in the recitals hereof.

(73)	“Note Assignment” has the meaning specified in the recitals hereof.

(74)	“Options” has the meaning specified in Section 3.1(20)(i) hereof.

(75)	“Ordinary Course of Business” means the Company’s and/or the Subsidiaries’, as applicable, ordinary, usual and normal course of business consistent with its past custom and practice (including with respect to quantity and frequency).

(76)	“Outside Date” means July 1, 2022; subject to the right of any Party to extend the Outside Date in 30-day increments if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity; provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Regulatory Approvals is primarily the result of such Party’s wilful breach of this Agreement; and provided further that the Outside Date shall not be extended past September 30, 2022.

(77)	“Outstanding Principal” has the meaning specified in the recitals hereof.

(78)	“Parties” has the meaning specified in the recitals hereof.

(79)	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Entity or any department or agency thereof.

(80)	“Personal Data” has the meaning specified in Section 3.1(44) hereof.

(81)	“Policies” has the meaning specified in Section 3.1(45) hereof.

(82)	“Principal Markets” has the meaning specified in Section 3.1(3) hereof.

(83)	“Privacy Laws” has the meaning specified in Section 3.1(45) hereof.

(84)	“Proxy Statement” has the meaning specified in Section 4.15(1) hereof.

(85)	“Purchased Note” has the meaning specified in Section 2.2 hereof.

(86)	“Purchaser” has the meaning specified in the recitals hereof.

(87)	“Purchaser Nominee” has the meaning specified in Section 4.18(1)(b) hereof.

(88)	“Purchaser Observer” has the meaning specified in Section 4.18(1)(b) hereof.

(89)	“Purchaser Termination Notice” has the meaning specified in Section 7.4(3) hereof.

(90)	“Real Property” has the meaning specified in Section 3.1(25) hereof.

(91)	“Redecan Subsidiaries” means 5048963 Ontario Inc., 5054220 Ontario Inc., and 9037136 Canada Inc.

(92)	“Regulatory Approvals” means (i) the Competition Act Clearance; and (ii) the approval of the Transaction and the listing of the Amended Note Shares required by the Principal Markets.

(93)	“Reporting Period” has the meaning specified in Section 4.8 hereof.

(94)	“Required Filings” has the meaning specified in Section 3.1(2) hereof.

(95)	“Requisite Shareholder Approval” means the approval by a majority of the votes cast by Company Shareholders at the Meeting of the Transaction and subsequent conversion of the Purchased Note and certain matters relating to the Transaction as may be required by the TSX.

(96)	“Resolution” has the meaning specified in Section 4.15(2) hereof.

(97)	“Rule 144” means Rule 144 promulgated under the 1933 Act (or a successor rule thereto).

(98)	“Sanctioned Person” has the meaning specified in Section 3.1(41) hereof.

(99)	“Sanctions” has the meaning specified in Section 3.1(41) hereof.

(100)	“SEC” means the U.S. Securities and Exchange Commission.

(101)	“SEC Documents” has the meaning specified in Section 3.1(11) hereof.

(102)	“Securities” means the Amended Note Securities and the Amendment Securities, collectively.

(103)	“Securities Laws” means Canadian Securities Laws, U.S. Securities Laws and any other applicable Canadian provincial and territorial or United States securities laws, rules, orders, notices, promulgations and regulations and published policies thereunder.

(104)	“Securities Purchase Agreement” has the meaning specified in the recitals hereof.

(105)	“Security Documents” has the meaning specified in the recitals hereof.

(106)	“Seller” has the meaning specified in the recitals hereof.

(107)	“Subsidiaries” means HEXO Operations Inc., HEXO USA Inc., each of the Redecan Subsidiaries, each of the 48North Subsidiaries, each of the Zenabis Subsidiaries and any other entity that becomes a direct or indirect subsidiary of the Company at any time during the term hereof, and each of the foregoing is individually referred to herein as a “Subsidiary”.

(108)	“Superior Proposal” means a bona fide written Acquisition Proposal to acquire not less than 100% of the outstanding HEXO Shares (or all or substantially all of the assets of the Company on a consolidated basis) made by a Person or group of Persons acting jointly (other than the Purchaser and its Affiliates) and which or in respect of which:

(a)          the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, taking into account all of the terms and conditions of such Acquisition Proposal (including all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making such Acquisition Proposal), and if consummated in accordance with its terms (but not assuming away any risk of non-completion), (A) result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Transaction, and (B) the failure to recommend such Acquisition Proposal to Company Shareholders would be inconsistent with the fiduciary duties of the Board of Directors;

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or Persons making such Acquisition Proposal; and

(b)          is not subject to any due diligence condition or due diligence termination right in favour of the acquiror.

(109)	“Superior Proposal Notice” has the meaning specified in Section 5.3(1)(c) hereof.

(110)	“Term Sheet” means that term sheet among the Purchaser and the Company dated March 2, 2022.

(111)	“Termination Expense Reimbursement” has the meaning specified in Section 7.4(2) hereof.

(112)	“Transaction” has the meaning specified in the recitals hereof.

(113)	“Transaction Documents” means, collectively, this Agreement, the Amended and Restated Note, the Assignment and Assumption Agreement, the Security Documents, and each of the other written agreements and instruments entered into or delivered by any of the Parties pursuant to this Agreement in respect of the Transaction, but for greater certainty, do not include any agreements implementing the Commercial Transactions.

(114)	“TSX” has the meaning specified in Section 3.1(3) hereof.

(115)	“U.S. Securities Laws” means the 1933 Act, the 1934 Act and all other state securities Laws and the rules and regulations promulgated thereunder.

(116)	“Voting Support Agreements” means, collectively, the voting support agreements dated the date hereof between the Purchaser and each of the Locked-up Shareholders, setting forth the terms and conditions upon which the Locked-up Shareholders have agreed, among other things, to vote their HEXO Shares in favour of the Resolution at the Meeting.

(117)	“Zenabis Subsidiaries” means Zenabis Global Inc., Zenabis Investments Ltd., ZenPharm Limited, ZGI Acquisition Corp., Zenabis Real Estate Holdings Ltd., Zenabis IP Holdings Ltd., Zenabis Retail Holdings Ltd., Zenabis Ventures Inc., Zenabis Operations Ltd., Zenabis Annacis Ltd., Zenabis Ltd., Zenabis Atholville Ltd., Zenabis Stellarton Ltd., Zenabis Housing Ltd., Vida Cannabis (Canada) Ltd., Zenabis Hemp Company Ltd., and Zen Craft Grow Ltd.

Section 1.2	Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to “$” are references to United States dollars, unless otherwise specified.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)	Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(5)	Capitalized Terms. All capitalized terms used in any Schedule have the meanings ascribed to them in this Agreement. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Amended and Restated Note.

(6)	Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(7)	Computation of Time. A period of time is to be computed as beginning on the day following the day during which the event occurred and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(8)	Time References. References to time are to local time, Toronto, Ontario, unless otherwise indicated.

(9)	Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of a Party, each such provision shall be construed as a covenant by the Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(10)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company or any of its Subsidiaries or Affiliates, it is deemed to refer to the actual knowledge or constructive knowledge, after due inquiry, of any of the President and Chief Executive Officer, Chief Financial Officer, General Counsel, Executive Chairperson and/or Chief Commercial Officer of the Company.

Section 1.3	Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

Article 2

AMENDMENT AND RESTATEMENT OF NOTE

Section 2.1	Amendment and Restatement of Note

Subject to the satisfaction (or waiver) of the conditions set forth in Article 6 of this Agreement, as applicable, on the Closing Date the Seller shall transfer and dispose of, and the Company shall enter into the Amended and Restated Note (which shall be in the form attached as Schedule A to this Agreement) and shall issue to the Seller, as the holder of the Note, the applicable Amendment Primary Securities. The Amendment Primary Securities and the Amended and Restated Note issuable will be issued pursuant to the exemption from registration under the 1933 Act provided by Section 3(a)(9) thereof, and, in reliance on the representations and warranties herein, will not be “restricted securities” as defined in Rule 144 and shall not bear a U.S. restrictive legend.

Section 2.2	Purchase of Note

Immediately following the entry of the Seller and the Company into the Amended and Restated Note on the Closing Date, the Seller shall sell and assign to the Purchaser, and the Purchaser agrees to purchase immediately following the Closing Time, the Amended and Restated Note (the “Purchased Note”) pursuant to the assignment and assumption agreement entered into by the Purchaser, the Seller and the Company on the date hereof (the “Assignment and Assumption Agreement”), subject to the satisfaction of the conditions set forth in the Assignment and Assumption Agreement, which Purchased Note shall immediately following such Note Assignment have a total principal amount outstanding equal to the sum of (i) the Outstanding Principal as of the Closing Date immediately prior to such Note Assignment, plus (ii) the accrued and unpaid interest as of the Closing Date immediately prior to such Note Assignment.

Section 2.3	Closing

(1)	The completion (the “Closing”) of the amendment and restatement of the Note as the Amended and Restated Note, and the issuance of the Amendment Primary Securities in accordance with Section 2.1 shall occur (i) in respect of the Amended and Restated Note, by electronic transmission as mutually acceptable to the parties and (ii) in respect of the Amendment Primary Securities, by the issuance of such number of non-legended HEXO Shares (the “Amendment Shares”) equal to: (x) 12% of the Outstanding Principal as at the Closing Date, divided by (y) $0.54 (“Amendment Share Price”). Such Amendment Shares will be issued and delivered at the Closing Time to the Seller’s (or its designee’s) balance account with the Depository Trust Company (“DTC”) under its the Depository Trust Company Fast Automated Securities Transfer Program and Deposit/Withdrawal at Custodian system pursuant to the account instructions specified by the Seller to the Company at least five (5) Business Days prior to the Closing Date. In the event that the issuance to the Seller of the Amendment Shares would result in the Seller, together with the other Attribution Parties, collectively, beneficially owning greater than 9.99% (the “Maximum Percentage”) of the HEXO Shares outstanding as of the Closing Date (the “Blocker Threshold”), in lieu of issuing Amendment Shares in excess of the Blocker Threshold, the Company shall issue to the Seller a right to purchase HEXO Shares, in the form of Exhibit A attached hereto, to purchase such aggregate number of HEXO Shares (the “Amendment Right”, and the HEXO Shares issuable upon exercise thereof, the “Amendment Right Shares”) equal to the difference between (I) the number of HEXO Shares that would have been issued as Amendment Shares pursuant to the above formula but for the Blocker Threshold minus (II) the number of HEXO Shares actually issued as Amendment Shares after giving effect to the Blocker Threshold.

(2)	The date and time of the Closing shall be 8:00 a.m., Toronto time (the “Closing Time”) on the Closing Date, provided the conditions to the Closing set forth in Article 6 are satisfied or waived (or such other date and time as is mutually agreed to by the Purchaser, the Seller and the Company).

Article 3

REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Company.

The Company represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement:

(1)	Organization and Qualification. Each of the Company, each of its Subsidiaries and each of the Investment Entities (as defined below) are entities duly organized and validly existing and in good standing (if a good standing concept exists in such jurisdiction) under the Laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. Other than the Subsidiaries, the Company has no other subsidiary within the meaning of the Business Corporations Act (Ontario).

(2)	Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof (including, without limitation, the amendment and restatement of the Note, the issuance of the Amendment Shares and the Amendment Right, and the reservation for issuance and issuance of the Amendment Right Shares). Each Subsidiary has the requisite power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents by the Company, and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s board of directors (the “Board of Directors”), and (other than any filings as may be required by any state securities agencies and under Canadian Securities Laws (collectively, the “Required Filings”)) no further filing, consent or authorization is required by the Company, its Subsidiaries, their respective boards of directors or their shareholders or other governing body in connection therewith and the Investment Entities, their respective boards of directors or their shareholders or other governing body in connection therewith, other than the Requisite Shareholder Approval. This Agreement has been, and the other Transaction Documents to which it and any Subsidiary is a party will be prior to the Closing, duly executed and delivered by the Company and the applicable Subsidiaries, and each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state Securities Laws.

(3)	Issuance of Securities. The issuance of the Amendment Primary Securities are duly authorized and, upon issuance and payment in accordance with the terms of the Transaction Documents shall be validly issued, fully paid and non-assessable and free from all Encumbrances with respect to the issuance thereof. Upon exercise in accordance with the Amendment Right, the Amendment Right Shares, when issued, will be validly issued, fully paid and non-assessable and free from all pre-emptive or similar rights or Encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of HEXO Shares. The Amendment Securities are freely transferable and freely tradable by the Seller without restriction, whether by way of registration or some exemption therefrom.

(4)	No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the amendment and restatement of the Note, the issuance of the Amendment Primary Securities and reservation for issuance and issuance of the Amendment Right Shares) will not (i) result in a violation of the Articles of Incorporation (as defined below), Bylaws (as defined below), certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries or the Investment Entities, or any capital stock or other securities of the Company or any of its Subsidiaries or, to the knowledge of the Company, the Investment Entities, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries or, to the knowledge of the Company, the Investment Entities is a party, or (iii) result in a violation of any Law, rule, regulation, order, judgment or decree (including, without limitation, Securities Laws and the rules and regulations of the Toronto Stock Exchange (the “TSX”) and the Nasdaq Capital Market (together, the “Principal Markets”) and including all applicable foreign, federal and state Laws, rules and regulations) applicable to the Company or any of its Subsidiaries or the Investment Entities or by which any property or asset of the Company or any of its Subsidiaries or, to the knowledge of the Company, the Investment Entities is bound or affected, assuming, with respect to clauses (ii) and (iii) above, the making of the Required Filings.

(5)	Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the Required Filings), any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. Other than the Required Filings, all consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents. The Company is not in violation of the requirements of either of the Principal Markets and has no knowledge of any facts or circumstances which could lead to delisting or suspension of its HEXO Shares.

(6)	Acknowledgment Regarding Amendment of Securities. The Company acknowledges and agrees that the Seller is acting solely in the capacity of an arm's length investor with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Seller is not (i) an officer or director of the Company or any of its Subsidiaries or (ii) to its knowledge, a "beneficial owner" of more than 10% of the HEXO Shares (as defined for purposes of Rule 13d-3 of the 1934 Act). The Company further acknowledges that the Seller is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Seller or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Seller’s participation in the transactions contemplated hereby. The Company further represents to the Seller that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(7)	No Placement Agent. Neither the Company nor any of its Subsidiaries has engaged any placement agent, other agent or finder in connection with the offer, exchange or sale of the Securities. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and reasonable and documented out-of-pocket expenses) arising in connection with any claim for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Purchaser or the Seller) relating to or arising out of the transactions contemplated hereby.

(8)	Dilutive Effect. The Company understands and acknowledges that the number of Amended Note Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue the Amended Note Shares pursuant to the terms of the Amended and Restated Note in accordance with this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other Company Shareholders. The Company further acknowledges that its obligation to issue the Amendment Right Shares upon exercise of the Amendment Right in accordance with this Agreement and the Amendment Right is, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(9)	No Shareholder Approval. None of the Company, its Subsidiaries or any of their Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require approval of stockholders of the Company in connection with the offering of the Securities for purposes of the 1933 Act or under any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation, with the exception of the need to receive the Requisite Shareholder Approval.

(10)	Application of Takeover Protections. The Company has no stockholder rights plan or other similar anti-takeover provision under the Articles of Incorporation, Bylaws or other organizational documents.

(11)	Financial Statements. The Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC (other than Section 16 ownership filings) pursuant to the reporting requirements of the 1934 Act (reports filed in compliance with the time period specified in Rule 12b-25 promulgated under the 1934 Act shall be considered timely for this purpose) (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered or has made available to the Purchaser and the Seller or their respective representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) complied in all respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such Financial Statements have been prepared in accordance with IFRS, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, which will not be material, either individually or in the aggregate). No other information provided by or on behalf of the Company to the Purchaser or the Seller which is not included in the SEC Documents (including, without limitation, information referred to in the Disclosure Letter) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in light of the circumstance under which they are or were made. The Company is not currently contemplating to amend or restate any of the Financial Statements (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in the SEC Documents, nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in material compliance with IFRS and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

(12)	Absence of Certain Changes. Except as set forth on Section 3.1(12) of the Disclosure Letter, since the date of the Company’s most recent audited financial statements contained in a Form 40-F, there has been no Material Adverse Effect, nor has there been any event, occurrence, development or state of circumstances or facts that has had or could be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 3.1(12) of the Disclosure Letter, since the date of the Company’s most recent audited financial statements contained in a Form 40-F, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the Ordinary Course of Business in excess of $1,000,000, (iii) made any capital expenditures, individually or in the aggregate, outside of the Ordinary Course of Business in excess of $1,000,000, or (iv) made any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets.

(13)	Insolvency. Except as set forth on Section 3.1(13) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually (with respect to the Company only) and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3.1(13), “Insolvent” means, (i) with respect to the Company and its Subsidiaries, on a consolidated basis, (A) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness (as defined below), (B) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature; and (ii) with respect to the Company and each Subsidiary, individually, (A) the present fair saleable value of the Company’s or such Subsidiary’s (as the case may be) assets is less than the amount required to pay its respective total Indebtedness, (B) the Company or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature.

(14)	Regulatory Permits. Except as set forth on Section 3.1(14) of the Disclosure Letter, during the two years prior to the date hereof, (i) the HEXO Shares have been listed or designated for quotation on each of the Principal Markets, (ii) trading in the HEXO Shares has not been suspended by the SEC or the CSA or either of the Principal Markets and (iii) the Company has received no communication, written or oral, from the SEC, the CSA or either of the Principal Markets regarding the suspension or delisting of the HEXO Shares from the Principal Markets. The Company, each of its Subsidiaries and each of the Investment Entities possess all licenses, certificates, authorizations and permits issued by, and have made all declarations and filings with, the appropriate federal, provincial, state, municipal, local or foreign governmental or regulatory agencies or bodies (including, without limitation, those administered by Health Canada or any federal, provincial, state, municipal, local or foreign governmental or regulatory authority in Canada or any other country performing functions similar to those performed by Health Canada) that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the registration statement of the Company dated May 25, 2021 and the prospectus supplement of the Company dated May 27, 2021. Neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(15)	Regulatory Compliance. The Company has not received any inspection report, notice of adverse finding, warning letter, untitled letter or other correspondence with or notice from Health Canada or any other federal, provincial, state, municipal, local or foreign governmental or regulatory authority or court or arbitrator in Canada or any other country, alleging or asserting noncompliance with any applicable Laws or regulations, including, without limitation, the Cannabis Act S.C. 2018, c. 16, the Food and Drugs Act R.S.C. 1985, c. F-27 or the Controlled Drugs and Substances Act S.C. 1996, c. 19, that has not been fully and finally resolved by the Company. The Company and any person acting on behalf of the Company, any Subsidiary or any Investment Entity are and have been in compliance with applicable health care, cannabis, privacy and personal health information Laws and the regulations promulgated pursuant to such Laws and all other federal, provincial, state, municipal, local or foreign Laws, manual provisions, policies and administrative guidance relating to the regulation of the Company and its Subsidiaries in Canada or any other country. The Company has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning or other notice or action relating to the alleged safety or efficacy of any product or any alleged product defect or violation and there is no basis for any such notice or action.

(16)	Company Activities. Neither the Company, nor any of its Subsidiaries, nor any of the Investment Entities nor, to the Company’s knowledge, any person acting on behalf of the Company or any subsidiary has cultivated, produced, processed, imported or distributed, or has any current intention to cultivate, produce, process, import or distribute, any cannabis or cannabinoid product or has otherwise engaged, or has any current intention to otherwise engage, in any direct or indirect dealings or transactions in or to the United States of America, its territories and possessions, any state of the United States and the District of Columbia or any other federal, provincial, state, municipal, local or foreign jurisdiction where such activity is illegal. Neither the Company nor any of its Subsidiaries has operated in or exported any cannabis or cannabinoid product to any jurisdiction except Canada, Australia, Israel, Malta and Lesotho. The Company and its Subsidiaries have instituted and maintained and will continue to maintain policies and procedures that ensure that the Company and its subsidiaries do not carry on any activities in, or distribute any products to, any jurisdiction where such activities or products are not fully in compliance with all applicable federal, state or provincial Laws. Schedule 3.1(13) of the Disclosure Letter sets forth current facility-level product quality and potency information, including with respect to tetrahydrocannabinol content, regarding all cannabis product output produced by the Company and its Subsidiaries and is true and correct in all material respects.

(17)	Foreign Corrupt Practices. Neither the Company, any of the Company’s Subsidiaries, nor any director, officer, employee thereof, nor, to the Company’s knowledge, any agent or any other person acting for or on behalf of the foregoing nor, to the knowledge of the Company, any of the Investment Entities, nor any director, officer, employee thereof, nor any agent or any other person acting for or on behalf of the foregoing, (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption Laws, including the Canadian Corruption of Foreign Public Officials Act (individually and collectively, “Anti-Corruption Laws”), nor, to the Company’s knowledge, has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i)          (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or

(ii)         assisting the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or its Subsidiaries.

Neither the Company nor any of its Subsidiaries will use, directly or indirectly, any part of the proceeds of the offering in any manner that would constitute a violation of Anti-Corruption Laws.

(18)	Sarbanes-Oxley Act. Except as set forth on Section 3.1(18) of the Disclosure Letter, the Company and each of its Subsidiaries is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

(19)	Transactions With Affiliates. Except as set forth on Section 3.1(19) of the Disclosure Letter, during the past two (2) years, no current or former employee, partner, director, officer or shareholder (direct or indirect) of the Company or its Subsidiaries, or any associate, or, to the knowledge of the Company, any Affiliate of any thereof, or any relative with a relationship no more remote than first cousin of any of the foregoing, is presently, or has ever been, (i) a party to any transaction with the Company or its Subsidiaries (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or shareholder or such associate or Affiliate or relative Subsidiaries (other than for services as employees, officers or directors of the Company or any of its Subsidiaries in the Ordinary Course of Business)) or (ii) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a competitor, supplier or customer of the Company or its Subsidiaries (except for a passive investment (direct or indirect) in less than 5% of the common stock or ordinary shares, as applicable, of a company whose securities are traded on or quoted through an Eligible Market (as defined below)), nor does any such Person receive income from any source other than the Company or its Subsidiaries which relates to the business of the Company or its Subsidiaries or should properly accrue to the Company or its Subsidiaries. No employee, officer, shareholder or director of the Company or any of its Subsidiaries or member of his or her immediate family is indebted to the Company or its Subsidiaries, as the case may be, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or its Subsidiaries, as the case may be, and (iii) for other standard employee benefits made generally available to all employees or executives (including share option agreements outstanding under any share option plan approved by the Board of Directors).

(20)	Equity Capitalization.

(i)	Authorized and Outstanding Shares; Valid Issuance. As of the date hereof, the authorized shares of the Company consists of an unlimited number of shares of common stock and an unlimited number of special shares issuable in series, of which, 458,167,270 shares of common stock are issued and outstanding and 433,728,824 common shares are reserved for issuance pursuant to Convertible Securities (as defined below) (other than the Purchased Note) exercisable or exchangeable for, or convertible into, shares of common stock, and no special shares are outstanding. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and non-assessable. No shares of common stock are held in the treasury of the Company. “Convertible Securities” means any shares or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares or other security of the Company (including, without limitation, HEXO Shares and any rights, warrants or options to subscribe for or purchase shares of HEXO Shares or Convertible Securities (collectively, "Options")) or any of its Subsidiaries.

(ii)	Available Shares; Affiliates. Section 3.1(20)(ii) of the Disclosure Letter sets forth the number of HEXO Shares that are (A) reserved for issuance pursuant to Convertible Securities (other than the Purchased Note) and (B) that are, as of the date hereof, owned by Persons who are “affiliates” (as defined in Rule 405 of the 1933 Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding HEXO Shares are “affiliates” without conceding that any such Persons are “affiliates” for purposes of Securities Laws) of the Company or any of its Subsidiaries. To the Company’s knowledge, no Person owns 10% or more of the Company’s issued and outstanding HEXO Shares (calculated based on the assumption that all Convertible Securities, whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein without conceding that such identified Person is a 10% stockholder for purposes of Securities Laws).

(iii)	Existing Securities; Obligations. Except as set forth on Section 3.1(20)(iii) of the Disclosure Letter and in respect of the Equity Line: (A) none of the Company’s or any Subsidiary’s shares, interests or securities is subject to preemptive rights or any other similar rights or Liens suffered or permitted by the Company or any Subsidiary; (B) other than stock options and restricted stock awarded to employees, directors and consultants of the Company under equity incentive plans adopted by the Board of Directors and described in the SEC Documents, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or securities of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares, interests or securities of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or securities of the Company or any of its Subsidiaries; (C) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act; (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(iv)	Organizational Documents. The Company has furnished to the Purchaser true, correct and complete copies of the Company’s Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all Convertible Securities and the material rights of the holders thereof in respect thereto.

(21)	Indebtedness and Other Contracts. Except as set forth on Section 3.1(21) of the Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has any outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, (ii) has any financing statements securing obligations in any amounts filed against the Company or any of its Subsidiaries or with respect to any of their respective assets; (iii) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents.

(22)	Litigation. Except as set forth on Section 3.1(22) of the Disclosure Letter, there is no action, suit, arbitration, proceeding, inquiry or investigation before or by either of the Principal Markets, any court, public board, other Governmental Entity, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the HEXO Shares or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such. No director, officer or employee of the Company or any of its Subsidiaries has willfully violated 18 U.S.C. §1519 or engaged in spoliation in reasonable anticipation of litigation. Without limitation of the foregoing, there has not been, and to the knowledge of the Company, there is not pending, contemplated or anticipated, any inquiry or investigation by the SEC or CSA involving the Company, any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1933 Act or the 1934 Act. After reasonable inquiry of its officers (as defined in Rule 16a-1(f) promulgated under the 1934 Act) and members of its Board of Directors, the Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity. The Company has provided all pleadings, correspondence and any other relevant documents related to the matters disclosed on Section 3.1(22) of the Disclosure Letter to the Purchaser.

(23)	Insurance. Except for captive insurance arrangements set forth on Section 3.1(23) of the Disclosure Letter with respect to the Company’s director and officer insurance arrangements as disclosed in the Company’s filings under the 1934 Act, the Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither the Company nor any of its Subsidiaries has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business. There are no claims currently outstanding or expected to be submitted with respect to any of the Company’s or the Subsidiaries’ insurance policies and arrangements, including the captive insurance arrangements.

(24)	Employee Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer (as defined in Rule 501(f) promulgated under the 1933 Act) or other key employee of the Company or any of its Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. No executive officer or other key employee of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be) does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all applicable federal, state, provincial, local and foreign Laws and regulations respecting labour, employment and employment practices and benefits, terms and conditions of employment and wages and hours.

(25)	Title. Except as set forth in Section 3.1(25) of the Disclosure Letter, each of the Company and its Subsidiaries holds good title to, or a valid leasehold interest in, all real property, leases in real property, facilities or other interests in real property owned or held by the Company or any of its Subsidiaries (the “Real Property”). Except as set forth in Section 3.1(25) of the Disclosure Letter, the Real Property is free and clear of all Liens and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for (i) Liens for current taxes not yet due or being contested in good faith by appropriate procedures, and (ii) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. Any Real Property held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases. All proposed, expected and pending Real Property sales and dispositions with summary detail of anticipated sale terms, valuations or similar detail as available are disclosed on Section 3.1(25) of the Disclosure Letter.

(26)	Fixtures and Equipment. Each of the Company and its Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company and its Subsidiaries to conduct their respective businesses (the “Fixtures and Equipment”). The Fixtures and Equipment are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs and are sufficient for the conduct of the Company’s and/or its Subsidiaries’ businesses (as applicable) in the manner as conducted prior to the Closing. Except as set forth in Section 3.1(23) of the Disclosure Letter, each of the Company and its Subsidiaries owns all of its Fixtures and Equipment free and clear of all Liens except for (i) Liens for current taxes not yet due or taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established and (ii) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

(27)	Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company or any of its Subsidiaries, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has received any notice alleging any such infringement or claim, action or proceeding.

(28)	Environmental Laws. Except as set forth on Section 3.1(29) of the Disclosure Letter, to the knowledge of the Company, the Company and its Subsidiaries (A) are in compliance with any and all Environmental Laws (as defined below), (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval.

(29)	No Hazardous Materials:

(i)          No Hazardous Materials have been disposed of or otherwise released from any Real Property of the Company or any of its Subsidiaries in violation of any Environmental Laws.

(ii)         No Hazardous Materials are present on, over, beneath, in or upon any Real Property or any portion thereof in quantities that would constitute a violation of any Environmental Laws or in quantities, a manner or location that would be expected to require remedial action pursuant to any Environmental Laws. No prior use by the Company or any of its Subsidiaries of any Real Property has occurred that violates any Environmental Laws.

(iii)        Neither the Company nor any of its Subsidiaries knows of any other Person that has stored, treated, recycled, disposed of or otherwise located on any Real Property any Hazardous Materials, including, without limitation, such substances as asbestos and polychlorinated biphenyls.

(iv)        Neither the Company nor its Subsidiaries is subject to any pending or, to the knowledge of the Company and its Subsidiaries, threatened administrative, regulatory or judicial action, claim or notice of noncompliance or violation, investigation, claim or proceeding relating to any Environmental Laws.

(30)	Tax Status. The Company and each of its Subsidiaries (i) has timely made or filed all foreign, federal, provincial and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject through the date of this Agreement or have requested extensions thereof and (ii) has timely paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which reserves required by IFRS have been created in the financial statements of the Company. There is no tax deficiency that has been determined adversely to the Company or any of its Subsidiaries, nor does the Company or its Subsidiaries have any knowledge or notice of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its Subsidiaries.

(31)	Internal Accounting and Disclosure Controls. Except as set forth in Section 3.1(31) of the Disclosure Letter and subject to the material weaknesses identified and discussed in the Management Discussion and Analysis for the three and six months ended January 31, 2022 filed by the Company, the Company and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Except as set forth in Section 3.1(31) of the Disclosure Letter, the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act and in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act and under Canadian Securities Laws is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and CSA, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act and under Canadian Securities Laws is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Since the filing of the Annual Report on Form 40-F for the year ended July 31, 2021, neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant, Governmental Entity or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries.

(32)	Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise could be reasonably likely to have a Material Adverse Effect.

(33)	Investment Company Status. The Company is not, and upon consummation of the sale of the Securities and the application of the proceeds thereof, will not be required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(34)	Manipulation of Price. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no Person acting on their behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any of its Subsidiaries to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities except, in the case of a Person acting on behalf of the Company or its Subsidiaries, in their personal capacity in compliance with applicable Law, (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company or any of its Subsidiaries or (iv) paid or agreed to pay any Person for research services with respect to any securities of the Company or any of its Subsidiaries.

(35)	U.S. Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries is, or has ever been, and so long as any of the Securities are held by the Purchaser or the Seller, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company and each Subsidiary shall so certify upon the Purchaser’s or the Seller’s request.

(36)	Transfer Taxes. On the Closing Date, all share transfer or other taxes (other than income or similar taxes) that are required to be paid in connection with the transfer of the Amended and Restated Note, if any, and/or the issuance of the Amendment Primary Securities to be issued to the Seller from time to time hereunder, if any, will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with. All transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to the Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any Amended Note Shares pursuant to the Purchased Note in a name other than that of the Purchaser, and the Company shall not be required to issue or deliver such Amended Note Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(37)	Shell Company Status. The Company is not an issuer identified in Rule 144(i)(1)(i), and the provisions of Rule 144(i)(2) apply to the Company.

(38)	Reporting Issuer Status. The Company is a reporting issuer in each of the provinces and territories of Canada, and is not included in a list of defaulting reporting issues maintained by the relevant Governmental Entity in any such jurisdiction.

(39)	Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor any of its Subsidiaries nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or Affiliates, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office to influence official action or secure an improper advantage, except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

(40)	Money Laundering. The operations of the Company, its Subsidiaries and, to the knowledge of the Company, the Investment Entities are and have been conducted at all times in material compliance with the USA Patriot Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and Part II.1 of the Criminal Code (Canada) and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, without limitation, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

(41)	Sanctions. None of the Company, any of its Subsidiaries or any director, officer, employee thereof or, to the knowledge of the Company, any of the Investment Entities, any director, officer or employee thereof, or any agent or other person acting for or on behalf of the foregoing, is the subject or target of any economic or financial sanctions imposed, administered or enforced by the United States (including the U.S. Department of the Treasury Office of Foreign Assets Control and the U.S. Department of State) Canada (including Global Affairs Canada) or other relevant sanctions authority (collectively, “Sanctions” and each such Person, a “Sanctioned Person”). The operations of the Company and its Subsidiaries are, and have been conducted within the past five (5) years, in compliance with applicable Sanctions. Neither the Company nor any of its Subsidiaries will, directly or indirectly, use any part of the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund or facilitate any dealings or transactions with, involving or for the benefit of any Sanctioned Person, or otherwise in any manner that would constitute or give rise to a violation of any Sanctions by any Person (including any Person participating in the offering, whether as buyer, underwriter, advisor, investor or otherwise).

(42)	Management. Except as set forth in Section 3.1(42) of the Disclosure Letter, during the past five year period, no current or former officer or director has been the subject of:

(i)          a petition under bankruptcy Laws or any other insolvency or moratorium Law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(ii)         a conviction in a criminal proceeding or a named subject of a pending criminal proceeding;

(iii)        any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(A)         Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(B)         Engaging in any particular type of business practice; or

(C)         Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Securities Laws or commodities laws;

(iv)        any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(v)         a finding by a court of competent jurisdiction in a civil action or by the SEC, the CSA or other authority to have violated any Securities Laws, regulation or decree and the judgment in such civil action or finding by the SEC, the CSA or any other authority has not been subsequently reversed, suspended or vacated; or

(vi)        a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities Law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

(43)	Stock Option Plans. Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable stock option plan of the Company and (ii) with an exercise price at least equal to the fair market value of the HEXO Shares on the date such stock option would be considered granted under IFRS and applicable Law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not granted, and there is no and has been no policy or practice of the Company to grant, stock options prior to, or otherwise coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(44)	Cybersecurity. The information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases used or owned by, or leased or licensed to, the Company or any of its Subsidiaries (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted. The IT Systems are free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its Subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including “Personal Data,” used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679); (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); and (v) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. There have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its Subsidiaries are presently in material compliance with all applicable Laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(45)	Compliance with Data Privacy Laws. The Company and its Subsidiaries are, and at all prior times were, in compliance in all material respects with all applicable state and federal data privacy and Securities Laws, including without limitation HIPAA, and the Company and its Subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in compliance with, the GDPR (EU 2016/679) (collectively, the “Privacy Laws”). To ensure compliance with the Privacy Laws, the Company and its Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data (the “Policies”). The Company and its Subsidiaries have at all times made all disclosures to users or customers required by applicable Laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Company, been inaccurate or in violation of any applicable Laws and regulatory rules or requirements in any respect. Neither the Company nor any Subsidiary: (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

(46)	No Additional Agreements. The Company does not have any agreement or understanding with the Seller with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(47)	Acknowledgement Regarding Sellers' Trading Activity. It is understood and acknowledged by the Company that (i) following the date of the announcement of the Term Sheet, in accordance with the terms thereof, the Seller has not been asked by the Company or any of its Subsidiaries to agree, nor has the Seller agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company, or "derivative" securities based on securities issued by the Company or to hold any of the Amendment Securities for any specified term; (ii) the Seller, and counterparties in "derivative" transactions to which the Seller is a party, directly or indirectly, presently may have a "short" position in the HEXO Shares; (iii) the Seller shall not be deemed to have any affiliation with or control over any arm's length counterparty in any "derivative" transaction; and (iv) the Seller may rely on the Company's obligation to timely deliver, subject to the terms and conditions of the applicable Transaction Documents, HEXO Shares upon exercise or exchange, as applicable, of the Amendment Securities as and when required pursuant to the Transaction Documents for purposes of effecting trading in HEXO Shares. The Company further understands and acknowledges that following the date of the announcement of the Term Sheet, the Seller may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable HEXO Shares) at various times during the period that the Amendment Securities are outstanding and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable HEXO Shares), if any, can reduce the value of the existing stockholders' equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any other Transaction Document or any of the documents executed in connection herewith or therewith.

(48)	Disclosure. The Company understands and confirms that the Purchaser and the Seller have relied on and will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchaser and the Seller regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct in all material respects and, to the knowledge of the Company, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Seller does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2. The Company acknowledges and agrees that the Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

(49)	No Reliance. In connection with the Note Amendment: (i) the Seller is not acting as an agent, fiduciary or financial or investment adviser for the Company, (ii) the Company is not relying upon any advice, counsel or representations (whether written or oral) of the Seller, except any representations and/or warranties expressly set forth herein and in the other Transaction Documents and (iii) the Company has consulted with its own legal, regulatory, tax, business, financial, and accounting advisers to the extent it has deemed necessary.

Section 3.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to each of the Company and the Seller that, as of the date hereof and as of the Closing Date:

(1)	Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite power and authority to conduct its business as currently conducted and enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(2)	Validity; Enforcement. This Agreement and the Transaction Documents to which it is a party have been duly and validly authorized, executed and delivered on behalf of the Purchaser and shall constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(3)	No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Purchaser, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any Law, rule, regulation, order, judgment or decree (including Securities Laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(4)	Consents. Other than any consents required to be obtained from each of the TSX and Nasdaq, the Purchaser nor any of its Affiliates is required to obtain any material consent from, material authorization or order of, or make any material filing or registration with, any Governmental Entity or any regulatory or self-regulatory agency or any other Person (other than the shareholder approvals described herein) in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All material consents, authorizations, orders, filings and registrations which the Purchaser or any of its Affiliates is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date.

Section 3.3	Representations and Warranties of the Seller

The Seller represents and warrants to each of the Company and the Purchaser that, as of the date hereof and as of the Closing Date:

(1)	Organization; Authority. The Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite power and authority to conduct its business as currently conducted and enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The Seller is resident of the State of Delaware and not in, or otherwise subject to Canadian Securities Laws, has executed this Agreement in the United States of America and is acquiring the Amendment Shares and Amendment Right (the “Amendment Primary Securities”, and together with the Amendment Right Shares, collectively the “Amendment Securities”, and the Amendment Shares and the Amendment Right Shares, collectively, the “Amendment Common Securities”) in a transaction outside of Canada.

(2)	Validity; Enforcement. This Agreement and the Transaction Documents to which it is a party have been duly and validly authorized, executed and delivered on behalf of the Seller and shall constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(3)	No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Seller, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any Law, rule, regulation, order, judgment or decree (including Securities Laws) applicable to the Seller, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

(4)	Amendment Securities.

(i)          The Seller acknowledges that the Amendment Securities (i) have not been qualified for distribution by prospectus in Canada, and (ii) may not be offered or sold in Canada during the course of their distribution except pursuant to a Canadian prospectus or prospectus exemption.

(ii)         The Seller agrees that it will not re-sell or make the first trade in the Amendment Securities in Canada or through the facilities of the Toronto Stock Exchange. The Seller will not bring, or attempt to bring, the Amendment Securities into Canada, including, causing, or attempting to cause, the Amendment Securities to be held by the Canadian Depository for Securities.

(iii)        The Seller is not an “affiliate” (as defined in Rule 144) of the Company and will not be an affiliate of the Company on the Closing Date or within 90 days prior to the Closing Date.

Article 4

COVENANTS

Section 4.1	Interim Period Covenants.

The Company covenants and agrees, during the period from the date of this Agreement until the earlier of the Closing Time and the time that this Agreement is terminated in accordance with its terms, as follows:

(1)	Conduct of Business Prior to Closing. Except as disclosed in Section 4.1 of the Disclosure Letter, during the period from the date of this Agreement to the Closing Time, except as otherwise expressly contemplated by the Transaction Documents or with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), the Company will, and will cause the Subsidiaries to:

(a)          Conduct Business in the Ordinary Course – conduct itself in the Ordinary Course of Business;

(b)          Maintain the Business – use best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiaries and preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, distributors and others having business relationships with the Company and the Subsidiaries;

(c)          Advise of Changes – promptly advise the Purchaser in writing of any fact or any change in the business, operations, affairs, assets, liabilities, capitalization, financial condition or prospects of the Company or the Subsidiaries that would reasonably be expected to result in any of the conditions of the Company set out in Article 6 not being met prior to the Outside Date;

(d)          Insurance - continue in force all existing policies of insurance presently maintained by the Company and the Subsidiaries, and maintain insurance on all the assets of the Company and the Subsidiaries at least to the levels as they are insured on the date of this Agreement;

(e)          Liabilities - pay and discharge all liabilities or obligations of the Company and the Subsidiaries in the Ordinary Course of Business consistent with past practice, except for such liabilities or obligations as may be contested by the Company in good faith;

(f)          Restricted Activities – not:

(i)	alter or amend its articles, charter, by-laws or other constating documents;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the HEXO Shares;

(iii)	split, divide, consolidate, combine or reclassify any HEXO Shares or any other securities of the Company;

(iv)	issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any HEXO Shares or other securities of the Company or its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, HEXO Shares or other securities of the Company or its Subsidiaries, other than (A) pursuant to this Agreement or the Transaction Documents and (B) the issuance by a Subsidiary of the Company of shares to the Company or a wholly-owned Subsidiary of the Company;

(v)	redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, any of its outstanding HEXO Shares or other securities or securities convertible into or exchangeable or exercisable for HEXO Shares or any such other securities unless otherwise required by the terms of such securities;

(vi)	amend the terms of any securities of the Company or its Subsidiaries except as provided herein;

(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(viii)	reorganize, amalgamate or merge with any other Person;

(ix)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under IFRS;

(x)	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(xi)	reduce the stated capital of any class or series of the HEXO Shares;

(xii)	take any action to accelerate the vesting of any securities convertible into or exchangeable or exercisable for HEXO Shares, or to modify the exercise price of any options, RSUs, warrants or other securities convertible into or exchangeable or exercisable for HEXO Shares, or otherwise modify the Approved Stock Plan or any award agreements issuing options, RSUs, warrants or other securities convertible into or exchangeable or exercisable for HEXO Shares, thereunder;

(xiii)	except for the sale of inventory in the Ordinary Course of Business, sell, pledge, lease, licence, dispose of or encumber any assets or properties (including the shares or other equity securities) of the Company or of any of its Subsidiaries, including pursuant to any sale-leaseback or similar transaction, except for transactions which are described in Section 4.1(f)(xiii) of the Disclosure Letter;

(xiv)	(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person, or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xv)	except as expressly contemplated by the Equity Line, incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances to any other Persons, except to employees pursuant to policies to reimburse expenses in advance or pursuant to or in respect of existing credit facilities or debt instruments or the maintenance or extension thereof (or the agreements, indentures or guarantees governing or relating to such facilities or instruments, or the maintenance or extension thereof);

(xvi)	pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements, or voluntarily waive, release, assign, settle or compromise any action, suit, arbitration, investigation, inquiry or other proceeding;

(xvii)	settle or compromise any action, suit, arbitration, investigation, inquiry or other proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Transaction Documents where the cost of such settlement or compromise to the Company exceeds $1,000,000, except for the settlement described in Section 4.1(2) of the Disclosure Letter;

(xviii)	enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of the Company and its Subsidiaries in the manner such existing businesses generally have been carried on except as may be provided under the Commercial Transactions;

(xix)	abandon or fail to diligently pursue any application for any licences, permits, authorizations or registrations;

(xx)	terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material licences, permits, authorizations or registrations or material contract except as required by its terms;

(xxi)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property, or acquire any interest in real property other than in respect of renewals of existing lease real property; or

(xxii)	authorize any of the foregoing, or enter into or modify any contract to do any of the foregoing.

(2)	Settlement of Certain Identified Litigation. The Company shall use best commercial efforts to settle litigation matters identified on Section 4.1(2) of the Disclosure Letter on terms mutually agreeable to the Company and the Purchaser.

(3)	Minimum Liquidity. The Company shall maintain a cash balance in an amount equal to or greater than $100,000,000 (after giving effect to a release of all conditions in any blocked accounts and restricted cash of the Company and its Subsidiaries and excluding cash in captive insurance policies).

(4)	Interim Redemptions. During the period between the date of this Agreement and the Closing Time, so long as no material Event of Default (or, if such Event of Default contains a materiality qualification, such Event of Default) occurs or is continuing (other than a Permitted Event of Default), Seller and/or its Affiliates may redeem a portion of the Note in accordance with its terms, provided, however that in no event shall the Outstanding Principal at the Closing Time be less than $160 million, and the Seller hereby agrees not to call for a redemption of the Notes such that the principal balance thereon would be less than $160 million. Notwithstanding the foregoing, if a material Event of Default (or, if the applicable Event of Default contains a materiality qualification, such Event of Default) occurs or is continuing (other than a Permitted Event of Default), Seller may redeem the Note for up to the full amount of the Note in accordance with the terms of the Note and such redemption will not be subject to the limitations in the preceding sentence.

Section 4.2	Covenants Regarding the Amended and Restated Note.

(1)	The Company and the Seller shall (and shall cause its Affiliates to) take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under applicable Law to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including to amend and restate the Note in the form attached as Schedule A hereto and subject to Section 2.1.

(2)	The Company and the Seller, as applicable, shall promptly notify the Purchaser of:

(a)          any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement;

(b)          any notice or other communication from any Person to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of this Agreement; or

(c)          any notice or other communication from any Governmental Entity in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser to the extent permitted by Law).

(3)	The Purchaser shall promptly notify the Company and the Seller in writing of any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement.

Section 4.3	Regulatory Approvals

(1)	As soon as reasonably practicable after the date hereof, unless the Purchaser and the Company mutually agree in writing upon a different time frame, each Party, or where appropriate (including in respect of the Competition Act Clearance) the Purchaser and the Company jointly, shall seek to obtain the Regulatory Approvals in advance of the Closing Time.

(2)	The Purchaser and the Company shall cooperate with one another in connection with obtaining the Regulatory Approvals required or desirable in connection with the Transaction and in the case of the Competition Act Clearance, the conversion of the Purchased Note, including by providing or submitting on a timely basis all documentation and information that is required, requested by or necessary to respond to an inquiry of a Governmental Authority, or in the reasonably held opinion of the Purchaser, advisable, in connection with obtaining the Regulatory Approvals and using their commercially reasonable efforts to ensure that such information does not contain a misrepresentation.

(3)	The Purchaser and the Company shall cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Transaction, the Purchased Note or this Agreement. Without limitation, each of the Parties will furnish to the other Parties and, upon request, to any Governmental Entity such information and assistance as may be reasonably requested in connection with the request for the Competition Act Clearance including by permitting Company or Purchaser (as the case may be) to review in advance and incorporate the other Party’s reasonable comments in any communication to any Governmental Entity in connection with any inquiry relating to this Agreement; and to the extent not prohibited by a Governmental Entity, give the other Parties notice and the opportunity to attend any meeting with a Governmental Entity in connection with any inquiry relating to this Agreement. The Parties may, as they deem advisable and necessary, (A) designate any competitively sensitive materials provided to the other under this Section 4.3 as “outside counsel only,” in which case such materials and the information contained therein shall be given only to outside counsel and outside economic consultants and shall not be given to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials; and (B) redact information relating to the negotiations leading to this Agreement.

(4)	The Company and the Purchaser will co-operate in taking all such actions as are reasonably required to obtain the Competition Act Clearance and neither the Company nor the Purchaser will take any action that would have the effect of delaying, impairing or impeding the receipt of Competition Act Clearance, provided that neither the Company nor the Purchaser shall offer or be required to offer any divestiture, disposition or other remedy in order to obtain the Competition Act Clearance.

Section 4.4	Public Communications.

(1)	Subject to compliance with applicable Securities Laws, immediately after the execution of this Agreement, or such later time prior to the next opening of markets in Toronto or New York as is agreed to by the Company and the Purchaser, the Company and the Purchaser shall issue a news release announcing the entering into of this Agreement, which news release shall be satisfactory in form and substance to each of the Company and the Purchaser, each acting reasonably, and, thereafter, file such news release, corresponding Form 8-Ks and material change reports in their prescribed forms, and this Agreement in accordance with applicable Securities Laws. If either of the Company or the Purchaser determines that it is required to publish or disclose the text of this Agreement in accordance with applicable Law, it shall provide the other Party with an opportunity to propose appropriate additional redactions to the text of this Agreement, and the disclosing Party hereby agrees to accept any such suggested redactions to the extent permitted by applicable Law. If a Party does not respond to a request for comments within 48 hours (excluding days that are not Business Days) or such shorter period of time as the requesting Party has determined is necessary in the circumstances, acting reasonably and in good faith, the Party making the disclosure shall be entitled to issue the disclosure without the input of the other Party. Effective upon such filing, Seller shall not be in possession of any material, non-public information regarding the Purchaser or the Company or any of its Subsidiaries.

(2)	During the period from the date of this Agreement until the earlier of the Closing Time and the time that this Agreement is terminated in accordance with its terms, neither the Company nor the Seller shall issue any press release or make any other public statement or disclosure relating to the Transaction, this Agreement or the Purchased Note without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 4.5	Disclosure of Transaction

(a)          On or before 9:00 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, the Company shall file a Current Report on Form 6-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching this Agreement and the forms of the other Transaction Documents (including all attachments, the “6-K Filing”). From and after the filing of the 6-K Filing, the Company shall have disclosed all material, non-public information (if any) provided to the Seller by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of the 6-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Seller or any of its affiliates, on the other hand, relating to the transactions contemplated by the Transaction Documents, shall terminate.

(b)          Except as may be required by this Agreement or the Shares, the Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Seller with any material, non-public information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Seller (which may be granted or withheld in the Seller’s sole discretion). To the extent that the Company delivers any material, non-public information to the Seller without the Seller’s consent, other than as required by this Agreement or the Shares, the Company hereby covenants and agrees that the Seller shall not have any duty of confidentiality with respect to such material, non-public information. Subject to the foregoing, neither the Company, its Subsidiaries nor the Seller shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Seller, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and (ii) as is required by applicable law and regulations. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that the Seller shall not have (unless expressly agreed to by the Seller after the date hereof in a written definitive and binding agreement executed by the Company and the Seller), any duty of confidentiality with respect to any material, non-public information regarding the Company or any of its Subsidiaries.

Section 4.6	Notification Provisions.

(1)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(2)	Notification provided under this Section 4.6 will not affect the covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

Section 4.7	Reasonable Best Efforts

Except where expressly provided otherwise elsewhere in this Agreement, each Party shall use its reasonable best efforts to timely satisfy each of the covenants hereunder and conditions to be satisfied by it as provided in this Agreement.

Section 4.8	Reporting Status.

Until the date upon which the Purchaser shall have sold all of the Amended Note Securities and the Seller shall have sold all of the Amendment Securities, respectively (the “Reporting Period”), the Company shall timely file all reports required to be filed with the CSA and with the SEC pursuant to the 1934 Act (reports filed in compliance with the time period specified in Rule 12b-25 promulgated under the 1934 Act shall be considered timely for this purpose), and the Company shall maintain its status as a “reporting issuer” in each of the provinces and territories of Canada within the meaning of Canadian Securities Laws or as an issuer required to file reports under the 1934 Act, even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination, provided that the limitations contained in this Section 4.8 shall not apply in connection with an acquisition, merger, or arrangement resulting in a business combination or go private transaction of the Company, following a successful takeover bid of the Company or similar transaction.

Section 4.9	Access to Information.

From and after the date of this Agreement until the earlier of the Closing Time and the termination of this Agreement and subject to applicable Law, the Company agrees to send the following to the Purchaser and Seller during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 40-F, any Interim Reports on Form 6-K and any registration statements or amendments filed pursuant to the 1933 Act, (ii) unless the following are either filed with the SEC through EDGAR or are otherwise widely disseminated via a recognized news release service (such as PR Newswire), on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries and (iii) unless the following are filed with the SEC through EDGAR, copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders. In addition to the foregoing from and after the date of this Agreement until the earlier of the Closing Time and the termination of this Agreement and, the Company shall, subject to applicable Law, (i) permit, and cause each of its Subsidiaries to permit, the Purchaser and its employees, agents and designees to enter upon, inspect and audit each of their respective properties, assets, books and records from time to time and to the extent such inspection or audit is reasonably necessary in connection with the subject matter of this Agreement, at reasonable times during normal business hours and upon reasonable notice; provided that any such inspection shall be at the sole expense of the Purchaser, and (ii) provide to the Purchaser information concerning its business, properties and personnel as may reasonably be requested with respect to the Transaction. The Company and Purchaser acknowledge and agree that all information provided by the Company to the Purchaser pursuant to this Section 4.9 shall be considered to be Confidential Information for purposes of the Confidentiality and Standstill Agreement dated December 16, 2021 between the Company and the Purchaser and shall be subject to such Confidentiality and Standstill Agreement and to the Project Storm: Joint Protocol for Information Exchange agreed to by the Company and the Purchaser on March 18, 2022.

Section 4.10	Listing.

The Company shall promptly secure the listing or designation for quotation (as the case may be) of all of the Amended Note Shares and Amendment Common Shares (collectively, the “Common Securities”) upon each of the Principal Markets (subject to official notice of issuance) and (subject to the same exception) shall maintain such listing or designation for quotation (as the case may be) of all Common Securities from time to time issuable under the terms of the Transaction Documents on each of the Principal Markets. The Company shall maintain the HEXO Shares’ listing or authorization for quotation (as the case may be) on each of the Principal Markets or on the TSX and one of the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (each, an “Eligible Market”). Neither the Company nor any of its Subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the HEXO Shares on an Eligible Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.10. The limitations contained in this Section 4.10 shall not apply in connection with an acquisition, merger, or arrangement resulting in a business combination or go private transaction of the Company, following a successful takeover bid of the Company or similar transaction.

Section 4.11	Additional Issuance of Securities.

(1)	So long as the Purchased Note remains outstanding, the Company will not, without the prior written consent of the Purchaser, issue any Amended and Restated Note (other than to the Purchaser as contemplated hereby) and the Company shall not issue any other securities that would cause a breach or default under the Amended and Restated Note.

(2)	The Purchaser shall be entitled to obtain injunctive relief against the Company and its Subsidiaries to preclude any issuance prohibited by this Section 4.11 which remedy shall be in addition to any right to collect damages.

(3)	For greater certainty, this Section 4.11 shall not apply to the issuance of any HEXO Shares or securities of the Company to the Purchaser pursuant to the terms of the Amended and Restated Note.

Section 4.12	Compliance with Laws.

None of the Company or any of its Subsidiaries shall violate any law, ordinance or regulation of any Governmental Entity, except where such violations would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

Section 4.13	Restriction on Redemption and Cash Dividends.

So long as the Purchased Note is outstanding, except as otherwise permitted under the Purchased Note, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, any securities of the Company without the prior express written consent of the holder of the Purchased Note (other than as required by the Purchased Note or as required by the terms thereof as in effect on the date hereof); provided, however, that such written consent shall not be required for any repurchases, forfeitures, withholdings or transfers of securities pursuant to a net exercise of a Convertible Security to cover the payment of the exercise prices or the payment of withholding of taxes associated with the exercise or vesting of equity awards under any equity compensation plan of the Company or repurchases of HEXO Shares or upon an employee’s, contractor’s or consultant’s termination of services.

Section 4.14	Corporate Existence.

So long as the Purchased Note remains outstanding, (i) the Company shall not be party to any Fundamental Change (as defined in the Amended and Restated Note) unless the Company is in compliance with the applicable provisions governing Fundamental Changes set forth in the Purchased Note and (ii) the Company shall maintain its status as an Ontario corporation.

Section 4.15	Requisite Shareholder Approval.

(1)	The Company agrees to use its best efforts to obtain the Requisite Shareholder Approval, as soon as reasonably practicable and in any event by no later than June 15, 2022. The Company will (i) give notice of, and conduct, a meeting of shareholders of the Company (the “Meeting”) to obtain the Requisite Shareholder Approval and (ii) prepare and deliver an information circular, form of proxy and other documents required by applicable Canadian Securities Laws (collectively, the “Proxy Statement”) to such persons and in such forms, as required by the Business Corporations Act (Ontario), the by-laws of the Company and Securities Laws, as applicable.

(2)	The Proxy Statement shall include: (i) the Board of Directors’ recommendation (the “Board Recommendation”) that the Company Shareholders vote in favour of the resolution of the Company Shareholders giving effect to the Requisite Shareholder Approval at the Meeting (the “Resolution”); and (ii) a statement that each of the Locked-up Shareholders have entered into Voting Support Agreements pursuant to which they have agreed, among other things, to vote all of their Company Shares in favour of the Resolution and against any resolution submitted by any Company Shareholder that is inconsistent therewith.

(3)	The Company shall use reasonable best efforts to solicit proxies in favour of the Resolution and against any resolution submitted by any Person that is inconsistent with or seeks (without the Purchaser’s consent) to hinder or delay the the completion of the transactions contemplated by this Agreement, including, at the Company’s discretion or if so requested by the Purchaser, acting reasonably, using the services of dealers and proxy solicitation services, consulting with the Purchaser in the selection and retainer of any such proxy solicitation agent and reasonably considering the Purchaser’s recommendation with respect to any such agent, and (i) permit the Purchaser to assist and participate in all meetings (whether conducted telephonically or otherwise) with such proxy solicitation agent, (ii) provide the Purchaser with all information distributions or updates from the proxy solicitation agent, (iii) consult with, and consider any suggestions from, the Purchaser with regards to the proxy solicitation agent, and (iv) consult with the Purchaser and keep the Purchaser apprised, with respect to such solicitation and other actions.

(4)	The Company shall provide the Purchaser with copies of documents, or access to information, regarding the Meeting generated by any transfer agent, dealer or proxy solicitation services firm retained by the Company, as reasonably requested in writing from time to time by the Purchaser.

(5)	The Company shall consult with the Purchaser in fixing the record date for the Meeting and the date of the Meeting, give notice to the Purchaser of the Meeting and allow the Purchaser’s representatives and legal counsel to attend the Meeting.

(6)	The Company shall promptly advise the Purchaser, at such times as the Purchaser may reasonably request in writing and at least on a daily basis on each of the last five (5) Business Days prior to the date of the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Resolution.

(7)	Prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on all drafts of the Proxy Statement and other related documents, shall give reasonable consideration to any comments made by the Purchaser and its counsel, and consider in good faith including in such document or response all comments reasonably and promptly proposed by the Purchaser, provided that any information describing the Purchaser or the terms of the Transaction must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Proxy Statement prior to its mailing to the Company Shareholders.

(8)	The Company shall promptly advise the Purchaser of any material communication (written or oral) received by the Company from the Principal Markets, the SEC or any other Governmental Entity in connection with the Proxy Statement.

(9)	Purchaser shall use commercially reasonable efforts to provide the Company with information reasonably required about the Purchaser in respect of any filing or other disclosure, including the preparation of the Proxy Statement, required by the TSX, the Nasdaq, the SEC or Canadian securities regulators.

Section 4.16	Legends.

Certificates and any other instruments evidencing the Securities shall not bear any restrictive or other legend.

Section 4.17	Indenture.

The Company and the Seller shall use best efforts to cause the assignment to the Purchaser of the Indenture in accordance with its terms concurrently with the Closing Time.

Section 4.18	Governance Matters.

(1)	At the Closing Time and thereafter for so long as the Purchased Note is outstanding or the Company is a “reporting issuer” within the meaning of Canadian Securities Laws or an issuer required to file reports under the 1934 Act:

(a)          the Board of Directors shall remain at eight (8) members (inclusive of any Purchaser nominee contemplated in Section 4.18(1)(b)) with the majority of such members being “independent” directors for purposes of applicable Securities Laws; and

(b)          the Purchaser shall be entitled to nominate (and the Board of Directors will appoint and support re-election of such nominee) one (1) director (the “Purchaser Nominee”), and shall have the right to have one (1) observer (the “Purchaser Observer”) (or other number as the Purchaser and the Company shall agree).

(2)	Purchaser Nominee

(a)          The Parties acknowledge that the initial Purchaser Nominee shall be Denise Faltischek, and that the Purchaser Nominee will be appointed to the Board of Directors immediately following the Closing.

(b)          The Company shall, for so long as the Purchaser holds at least 1% of the Amended Note Securities held by the Purchaser upon consummation of the Note Assignment (on an as-converted to HEXO Shares basis), (i) recommend and reflect such recommendation in any management information circular relating to any meeting where directors of the Company are elected (or submit to shareholders by written consent, if applicable) that the Company Shareholders vote to elect the Purchaser Nominee to the Board of Directors for a term of office expiring at the closing of the subsequent annual meeting of the shareholders of the Company, and (ii) solicit proxies in favour of and otherwise support his or her election, each in a manner no less favourable than the manner in which the Company supports its other nominees (the “Company Nominees”) for election to the Board of Directors. For any meeting of the Company Shareholders (or written consent in lieu of a meeting) for the election of members to the Board of Directors, the Company shall not nominate, in the aggregate, a number of nominees greater than eight (8), including, for greater certainty, the Purchaser Nominee.

(c)          In the event that the Purchaser Nominee is not duly elected to the Board of Directors or shall cease to serve as a director of the Company, whether due to such Purchaser Nominee’s death, disability, resignation or removal (including failure to be elected by the Company Shareholders or being required to resign in accordance with any applicable majority voting policy), the Company shall cause the Board of Directors to appoint a Purchaser Nominee designated by the Purchaser to fill the vacancy so created.

(d)          The Purchaser Nominee shall be compensated for the Purchaser Nominee’s service on the Board of Directors and any committee thereof consistent with the Company’s policies for director compensation, provided that any employee of or party to a consulting arrangement with the Company or any of its Affiliates who serves as the Purchaser Nominee shall not be entitled to any salary or compensation from the Company for the Purchaser Nominee’s services. The Purchaser Nominee shall be reimbursed for all reasonable expenses related to such service on the Board of Directors consistent with the Company’s policies for director reimbursement.

(e)          The Purchaser acknowledges that it will not provide, directly or indirectly, the Purchaser Nominee with any compensation for the Purchaser Nominee’s service on the Board of Directors or any committee thereof.

(f)           It is acknowledged by the Purchaser that the Purchaser Nominee will, at the time of his or her nomination, and at all times while serving on the Board of Directors: (i) comply with all policies of the Company that are applicable to members of the Board of Directors; (ii) meet the qualification requirements to serve as a director under the Business Corporations Act (Ontario) and the rules of any stock exchange on which the Shares are then listed (including executing and filing a Personal Information Form with the TSX and the applicable CSA regulator); (iii) acknowledge and agree to be bound by this Agreement with respect to the obligations of the Purchaser Nominee; and (iv) maintain the required security clearances under the Cannabis Act (Canada) and the Cannabis Regulations, SOR/2018-144.

(g)          The Company shall enter into an indemnification agreement with the Purchaser Nominee in a form substantially similar to the Company’s form of director indemnification agreement and shall indemnify and provide the Purchaser Nominee with director and officer insurance to the same extent it indemnifies and provides insurance for the other members of the Board of Directors pursuant to the constating documents of the Company, applicable Laws or otherwise.

(3)	Purchaser Observer

(a)          The Purchaser Observer shall be entitled to: (i) receive notice of and to attend all meetings of the Board of Directors, (ii) take part in discussions of matters brought before the Board of Directors, (iii) receive all notices, consents, minutes, documents and other information and materials that are sent to members of the Board of Directors, and (iv) receive copies of all written resolutions proposed to be adopted by the Board of Directors, including any resolutions as approved, each at substantially the same time and in substantially the same manner as the members of the Board of Directors. Notwithstanding the foregoing, the Purchaser Observer will not attend any portion of a meeting of the Board of Directors that will involve discussion of a matter in which the Company has or may have a conflict of interest with the Purchaser solely in the Purchaser’s capacity as the holder of the Note or as a counterparty to the Commercial Transactions.

(b)          The Purchaser will cause the Purchaser Observer to enter into a confidentiality agreement with the Company in in the form attached hereto as Schedule F, and to agree to be bound by the Company’s policies, including the Company’s insider trading policy.

Section 4.19	Security Documents

At the Closing Time, immediately following the consummation of the Note Amendment, the Seller shall assign, transfer and sell all of its rights, title and interest under the Security Documents to the Purchaser, in accordance with the terms of this Agreement and the Assignment and Assumption Agreement.

Section 4.20	Commercial Transactions

The Company and/or its Affiliate(s) shall, in good faith, work together with the Purchaser and/or its Affiliate(s) to evaluate cost saving synergies as well as other production efficiencies and shall use best efforts to enter into definitive agreements relating to the Commercial Transactions, to be effective prior to or as of the Closing Time.

Section 4.21	Intentionally Omitted

Section 4.22	Seller Waiver of Event of Default

The Seller agrees to forbear from taking any actions with respect to the Event of Default arising solely pursuant to Section 9(k) of the Note (the “Permitted Event of Default”) until the Closing Time or, if earlier, the termination of this Agreement in accordance with Article 7.

Section 4.23	Exercise Procedures.

The form of Exercise Notice (as defined in the Amendment Right) included in the Amendment Right sets forth the totality of the procedures required of the Seller in order to exercise the Amendment Right. No legal opinion or other information or instructions, other than as included in the Amendment Right (including the confirmation by the Seller that, as of the date of such exercise and for the period of 90 days prior to such exercise, the Seller is not an affiliate (as defined in Rule 144) of the Company) shall be required of the Seller in order to exercise the Amendment Right. The Company shall honor exercises of the Amendment Right and shall deliver the Amendment Right Shares in accordance with the terms, conditions and time periods set forth in the Amendment Right. Without limiting the preceding sentences, provided there is no change in registration or other matters which would necessitate an original or medallion guaranteed security, no ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice form be required in order to exercise the Amendment Right.

Section 4.24	Register; Transfer Agent Instructions

(a)          Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Seller), a register for the Amendment Right in which the Company shall record the name and address of the Person in whose name the Amendment Right has been issued (including the name and address of each transferee), and the number of Amendment Right Shares issuable upon exercise of the Amendment Right held by such Person. The Company shall keep the register open and available at all times during business hours for inspection by the Seller or its legal representatives.

(b)          Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent (the “Transfer Agent”) and any subsequent transfer agent in a form acceptable to the Seller (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at the Depository Trust Company (“DTC”), registered in the name of the Seller or its respective nominee(s), for the Amendment Right Shares issued and delivered to the Seller in such amounts as specified from time to time by the Seller to the Company upon the exercise of the Amendment Right. The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 4.24(a) will be given by the Company to its Transfer Agent with respect to the Amendment Right Shares (other than as described in Section 3.3(4)(ii) hereof) shall be freely transferable on the books and records of the Company, as applicable, to the extent provided in this Agreement and the other Transaction Documents. If the Seller effects a sale, assignment or transfer of the Amendment Right Shares, the Company shall permit the transfer and shall promptly instruct its Transfer Agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by the Seller to effect such sale, transfer or assignment. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Seller. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4.25(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 4.25(b) that the Seller shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required. The Company acknowledges and agrees that any fee of the Transfer Agent incurred in connection with this Section 4.25(b) shall be borne by the Company.

Article 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1	Non-Solicitation

(1)	The Company will: (i) immediately cease and cause to be terminated any activities, discussions or negotiations that may be ongoing with respect to an Acquisition Proposal, including terminating all access to documents and information regarding the Company and/or its Subsidiaries, including through a data room; (ii) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring all or part of the Company (other than as described in Section 3.3(4)(ii) hereof), any of its Subsidiaries or a portion of their respective assets other than in the Ordinary Course of Business, return or destroy all non-public information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries; and (iii) until the Closing Time or, if earlier, the termination of this Agreement in accordance with Article 7, enforce and not waive (and cause its Subsidiaries to enforce and not waive) the terms of any such confidentiality agreement and any standstill agreement (or similar covenants contained in any other agreement) to which it (or any of its Subsidiaries) is a party relating to an Acquisition Proposal. Except as expressly permitted by this Article 5, until the Closing Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company will not, except as otherwise provided in the Agreement, and the Company will cause its representatives, its Subsidiaries and its Subsidiaries’ respective representatives not to, directly or indirectly:

(a)          solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing any non-public information) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)          engage or participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any Acquisition Proposal; provided however, that the Company may ascertain facts from the Person making such Acquisition Proposal for the sole purpose of the Board of Directors informing itself about such Acquisition Proposal and the Person that made it, and the Company may, for a period of seven (7) Business Days following the receipt of such Acquisition Proposal, advise any Person of the restrictions of this Agreement, communicate with any Person solely for the purpose of clarifying the terms of any inquiry, proposal or offer made by such Person and advise any Person making an Acquisition Proposal that the Board of Directors has determined that such Acquisition Proposal does not constitute a Superior Proposal;

(c)          (i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, the Board Recommendation; (ii) make, or permit any representative of the Company or any of its Subsidiaries to make, any public statement in connection with the Meeting by or on behalf of the Board of Directors that would reasonably be expected to have the same effect; or (iii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal (the actions in this clause (c), an “Adverse Recommendation Change”);

(d)          accept, approve, endorse, recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly disclosed or publicly announced Acquisition Proposal (it being understood that taking no position with respect to a publicly disclosed or publicly announced Acquisition Proposal for a period of no more than five (5) Business Days following the formal announcement of such Acquisition Proposal will not be considered to be in violation of this Section 5.1, provided the Board of Directors has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period); or

(e)          accept, approve, endorse, recommend or enter into or publicly propose to accept approve, endorse, recommend or enter into, any agreement, any letter of intent, understanding, agreement or arrangement (other than a confidentiality agreement entered into in compliance with Section 5.2(1)(c)) relating to an Acquisition Proposal (an “Alternative Transaction Agreement”).

Section 5.2	Responding to an Acquisition Proposal

(1)	Notwithstanding Section 5.1, if at any time prior to obtaining the approval of the Resolution at the Meeting, the Company receives from a Person a bona fide written Acquisition Proposal that was not, directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of Section 5.1, the Company may, in response to such Acquisition Proposal: (i) furnish information with respect to the Company in response to a request therefor by such Person; and (ii) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, if and only if:

(a)          the Company notifies the Purchaser of such Acquisition Proposal in accordance with Section 5.4;

(b)          prior to the taking of any such action, the Board of Directors determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; and

(c)          prior to providing any such information, the Company enters into a confidentiality agreement with such Person that will include a customary standstill provision, and that is otherwise on terms and conditions no less onerous or more beneficial to such Person than those set forth in the confidentiality agreement entered into between the Company and the Purchaser dated December 16, 2021, provided that such agreement need not prohibit the making or amendment of any Acquisition Proposal and may not include provisions granting such Person an exclusive right to negotiate with the Company.

Section 5.3	Adverse Recommendation Change; Alternative Transaction Agreement

(1)	At any time prior to obtaining the approval of the Resolution, the Board of Directors may, in response to a bona fide written Acquisition Proposal that was not directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of this Article 5, effect an Adverse Recommendation Change, or enter into an Alternative Transaction Agreement, if and only if:

(a)          the Company has complied in all material respects with its obligations under Article 5;

(b)          the Board of Directors determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal is a Superior Proposal;

(c)          the Company provides the Purchaser with written notice of its intention to take such action (a “Superior Proposal Notice”), which notice will include all the information with respect to such Acquisition Proposal that is specified in Section 5.4(1) (it being agreed that the delivery of a Superior Proposal Notice will not constitute an Adverse Recommendation Change unless and until the Company will have failed at or prior to the end of the Matching Period (and, upon the occurrence of such failure, such Superior Proposal Notice and such public announcement will constitute an Adverse Recommendation Change) to publicly announce that it: (A) is recommending the Transaction and that Company Shareholders vote for the Transaction; and (B) has determined that such other Acquisition Proposal (taking into account: (x) any modifications or adjustments made to the Transaction and this Agreement agreed to by the Purchaser in writing; and (y) any modifications or adjustments made to such other Acquisition Proposal) is not a Superior Proposal and has publicly rejected such Acquisition Proposal);

(d)          during the Matching Period, the Board of Directors and the Company’s representatives have negotiated in good faith with the Purchaser (to the extent the Purchaser desires to negotiate) regarding any revisions to the terms of the Transaction and this Agreement proposed by the Purchaser in response to such Acquisition Proposal;

(e)          at the end of the Matching Period, the Board of Directors determines in good faith, after consultation with its financial advisors and its outside legal counsel (and taking into account any amendment or modification to the terms of this Agreement or the Transaction that the Purchaser has agreed in writing to make), that such Acquisition Proposal constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under Law; and

(f)           prior to or concurrently with taking any such action, the Company terminates this Agreement pursuant to Section 7.2(1)(c).

(2)	During the Matching Period, the Purchaser will have the opportunity, but not the obligation, to offer to amend the terms of the Transaction and this Agreement, and the Company will reasonably cooperate with the Purchaser with respect thereto, including meeting and negotiating in good faith with the Purchaser to enable the Purchaser to make such adjustments to the terms and conditions of this Agreement and the Transaction as the Purchaser deems appropriate and as would permit the Purchaser to proceed with the Transaction and any related transactions on such adjusted terms. The Board of Directors will review any such offer by the Purchaser to amend the terms of the Transaction and this Agreement in order to determine, after consultation with its outside legal counsel and financial advisors, whether the Purchaser’s offer to amend the Transaction and this Agreement, upon its acceptance, would result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against the Transaction as it is proposed to be amended as at the termination of the Matching Period. If the Board of Directors so determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against the Transaction as it is proposed to be amended as at the termination of the Matching Period, the Purchaser will amend the terms of the Transaction and the Parties will enter into an amendment to this Agreement reflecting the offer by the Purchaser to amend the terms of the Transaction and this Agreement, and will take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)	The Board of Directors will promptly reaffirm its Board Recommendation by press release after: (i) any Acquisition Proposal is publicly announced or made and the Board of Directors determines it is not a Superior Proposal; (ii) the Board of Directors determines that a proposed amendment to the terms of the Transaction pursuant to Section 5.3(2) would result in an Acquisition Proposal not being a Superior Proposal when assessed against the Transaction as it is proposed to be amended as at the termination of the Matching Period, and the Purchaser has so amended the terms of the Transaction in accordance with Section 5.3(2); or (iii) if the Board of Directors is then considering an Acquisition Proposal, five (5) Business Days have passed since the date of the Acquistion Proposal and the Purchaser requests reaffirmation of such Board Recommendation by the Board of Directors. The Purchaser will be given a reasonable opportunity to review and comment on the form and content of any such press release and the Company will consider all reasonable comments of the Purchaser and accept all comments which the Company agrees with.

(4)	Any material amendment or modification to any such Acquisition Proposal will require a new Superior Proposal Notice and the Purchaser will be afforded a new Matching Period (except that references to the five (5) Business Day period in the definition of Matching Period will be deemed to be references to a three (3) Business Day period; provided however, that such new Matching Period will in no event shorten the original Matching Period).

Section 5.4	Notification of Acquisition Proposal

(1)	In addition to the obligations of the Company under Section 5.2 and Section 5.3, if the Company or any of its Subsidiaries or any of their respective representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to the Company or any Subsidiary (other than requests for information in the Ordinary Course of Business consistent with past practice and unrelated to an Acquisition Proposal) or for discussions or negotiations regarding any Acquisition Proposal, the Company will promptly (and in any event within 24 hours) notify the Purchaser orally and in writing of such Acquisition Proposal, inquiry, proposal, offer or request, and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and will provide to the Purchaser a reasonably detailed written description thereof. The Company will keep the Purchaser reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any modifications, developments, discussions and negotiations) of the status of any such Acquisition Proposal, inquiry, proposal, offer or request (including the terms and conditions thereof and any modification thereto), and any developments, discussions and negotiations with respect thereto, including furnishing copies of all correspondence and reasonably detailed written summaries of any material inquiries or discussions.

(2)	Nothing contained in this Agreement will prevent the Board of Directors from: (i) complying with Division 3 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; (ii) making any disclosure to the Company Shareholders, if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its duties to Company Securityholders under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company of a “stop, look and listen” statement pending disclosure of its position shall not constitute an Adverse Recommendation Change), or would violate applicable Laws; or (iii) making accurate disclosure to the Company Securityholders of factual information regarding the business, financial condition or results of operations of the Company; or (iv) making any other statements by or on behalf of the Board of Directors which would not reasonably be expected to have a similar effect as an Adverse Recommendation Change.

Article 6

CONDITIONS

Section 6.1	Conditions to the Company’s Obligations under this Agreement

The obligation of the Company hereunder to consummate the transactions contemplated herein at the Closing Time is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each of the Purchaser and the Seller with prior written notice thereof:

(1)	Each of the Purchaser and the Seller shall have executed each of the other Transaction Documents to which it is a party and delivered the same to the Company.

(2)	The representations and warranties of each of the Purchaser and the Seller shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and each such Party shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Party at or prior to the Closing Date.

(3)	The Company shall have obtained approval of each of the Principal Markets to list or designate for quotation (as the case may be) the Amended Note Shares, and in the case of the Toronto Stock Exchange, the Company shall have obtained conditional approval for the Amended Note Shares subject only to the customary conditions, and confirmation from each of the Principal Markets that no shareholder vote or other conditions under the rules of such Principal Market shall apply to the sale of the Purchased Note or the issuance of the Amended Note Shares, with the exception of the need to receive the Requisite Shareholder Approval.

(4)	The Requisite Shareholder Approval shall have been obtained.

(5)	The Company shall have used its reasonable best efforts to cause the Equity Line to become available to the Company.

(6)	No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

Section 6.2	Conditions to the Seller’s Obligations under this Agreement

The obligation of the Seller hereunder to consummate the transactions contemplated herein at the Closing Time is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Seller’s sole benefit and may be waived by the Seller at any time in its sole discretion by providing each of the Purchaser and the Company with prior written notice thereof:

(1)	Each of the Company and the Purchaser shall have executed each of the other Transaction Documents to which it is a party and delivered the same to the Seller and the Company shall have duly issued and delivered the Amendment Primary Securities to the Seller (or its designee).

(2)	Each of the conditions in Section 2(b)(i) of the Assignment and Acceptance Agreement shall have been satisfied in full (other than the condition set out in Section 2(b)(i)(D) and such actions that would occur concurrently with the Closing Time).

(3)	The Company shall have delivered to the Seller a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries as of a date within five (5) days prior to the Closing Date.

(4)	The Company shall have delivered to the Seller a certificate, in the form acceptable to the Seller, acting reasonably, executed by an officer of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3.1(2) as adopted by the Board of Directors or a duly authorized committee thereof in a form reasonably acceptable to the Purchaser, (ii) the certificate of incorporation, amalgamation or continuation, as applicable and the Articles of Incorporation of the Company, and (iii) the Bylaws of the Company, each as in effect at the Closing.

(5)	The representations and warranties of the Company set forth at Sections 3.1(1), (2), (3), (4), (5), (35) and (46) shall be true and correct in all respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Seller shall have received a certificate, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Seller in the form acceptable to the Seller.

(6)	The HEXO Shares (A) shall be designated for quotation or listed (as applicable) on NASDAQ and (B) shall not have been suspended, as of the Closing Date, by the United States Securities and Exchange Commission (the “SEC”) or NASDAQ from trading on NASDAQ nor shall suspension by the SEC or NASDAQ have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods), as of the Closing Date, either (I) in writing by the SEC or NASDAQ or (II) by falling below the minimum maintenance requirements of NASDAQ.

(7)	Each of the Purchaser and the Company shall have obtained all approvals, if any, necessary for the listing of the Amendment Shares, including without limitation, any approvals, consents, notifications, filings or other authorizations that may be required by the Toronto Stock Exchange and NASDAQ.

(8)	The Company shall have filed the listing of additional shares with NASDAQ to list or designate for quotation (as the case may be) the Amendment Shares.

Section 6.3	Conditions to the Purchaser’s Obligations under this Agreement

The obligation of the Purchaser hereunder to consummate the transactions contemplated herein at the Closing Time is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion by providing each of the Seller and the Company with prior written notice thereof:

(1)	The Note shall have been amended in the form attached hereto as Schedule A.

(2)	The Company and each Subsidiary (as the case may be), and the Seller, shall have duly executed and delivered to the Purchaser each of the Transaction Documents to which it is a party and the Company shall have duly executed and delivered to the Purchaser the Purchased Note at the Closing pursuant to this Agreement.

(3)	The Requisite Shareholder Approval shall have been obtained.

(4)	The Equity Line shall have become available to the Company on terms acceptable to the Purchaser.

(5)	The Indenture shall have been assigned to the Purchaser in accordance with its terms, and evidence of such assignment shall have been provided to the Purchaser in form satisfactory to the Purchaser, acting reasonably.

(6)	The Purchaser shall have received the opinions of each of Norton Rose Fulbright Canada LLP and Norton Rose Fulbright US LLP, the Company’s Canadian and United States counsel, dated as of the Closing Date, in respect of the security granted under the Security Documents, in the form acceptable to the Purchaser.

(7)	The Company shall have delivered to the Purchaser a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries as of a date within five (5) days prior to the Closing Date.

(8)	The Company shall have delivered to the Purchaser a certificate, in the form acceptable to the Purchaser, executed by an officer of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3.1(2) as adopted by the Board of Directors or a duly authorized committee thereof in a form reasonably acceptable to the Purchaser, (ii) the certificate of incorporation, amalgamation or continuation, as applicable and the Articles of Incorporation of the Company, and (iii) the Bylaws of the Company, each as in effect at the Closing.

(9)	The Company shall have received evidence of the satisfaction of the trustee under the Indenture that the obligations and conditions required for amending the Purchased Note under the certificates for the Purchased Note and the Indenture have been met.

(10)	The Purchased Note shall be the only Note outstanding and there shall be no commitment on the part of the Company to issue any additional Notes.

(11)	The Company shall have a cash balance of not less than $100,000,000 (after giving effect to a release of all conditions in any blocked accounts and restricted cash of the Company and its Subsidiaries and excluding cash in captive insurance policies). The Purchaser shall have received a certificate, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form acceptable to the Purchaser.

(12)	The Outstanding Principal shall be an amount equal to or greater than $160 million.

(13)	The Company and/or its Affiliate(s) and the Purchaser and/or its Affiliate(s) shall have entered into definitive agreements relating to the Commercial Transactions, substantially on the terms and conditions specified on Schedule D.

(14)	The representations and warranties of the Company shall be true and correct in all respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Purchaser shall have received a certificate, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Purchaser in the form acceptable to the Purchaser.

(15)	The representations and warranties of the Seller shall be true and correct in all respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and the Seller shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Seller at or prior to the Closing Date. The Purchaser shall have received a certificate, duly executed by an officer of the Seller, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Purchaser in the form acceptable to the Purchaser.

(16)	The Company shall have delivered to the Purchaser a letter from TSX Trust Company certifying the number of HEXO Shares outstanding on the Closing Date immediately prior to the Closing.

(17)	The HEXO Shares (A) shall be designated for quotation or listed (as applicable) on each of the Principal Markets and (B) shall not have been suspended, as of the Closing Date, by the SEC, the CSA or either of the Principal Markets from trading on either of the Principal Markets, nor shall suspension by the SEC, the CSA or either of the Principal Markets have been threatened, as of the Closing Date, either (1) in writing by the SEC, the CSA or the Principal Markets or (2) by falling below the minimum maintenance requirements of either of the Principal Markets.

(18)	The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities, including without limitation, the Regulatory Approvals other than the Competition Act Clearance.

(19)	The Competition Act Clearance shall have been obtained.

(20)	The Company shall have obtained approval of each of the Principal Markets to list or designate for quotation (as the case may be) the Amended Note Shares, and in the case of the Toronto Stock Exchange, the Company shall have obtained conditional approval for the Amended Note Shares subject only to the customary conditions, and confirmation from each of the Principal Markets that no shareholder vote or other conditions under the rules of such Principal Market shall apply to the sale of the Purchased Note or the issuance of the Amended Note Shares, with the exception of the need to receive the Requisite Shareholder Approval.

(21)	No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(22)	Since the date of execution of this Agreement, no event or series of events shall have occurred in respect of the Company that would have or result in a Material Adverse Effect.

(23)	The Company shall have delivered to the Purchaser the results of a recent lien, bankruptcy and judgment search in each relevant jurisdiction with respect to the Company and its Subsidiaries and such search shall reveal no Liens on any of the Collateral (as such term is defined in the Security Agreements) or other assets of the Company and its Subsidiaries except, in the case of assets other than Collateral, for Permitted Liens (as such term is defined in the Amended and Restated Note) and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Purchaser.

(24)	The Company shall have delivered to the Purchaser a duly completed and executed perfection certificate in the form attached hereto as Schedule E.

Article 7

TERM AND TERMINATION

Section 7.1	Term.

This Agreement shall be effective from the date hereof until the earliest of (i) the Closing Time; and (ii) the termination of this Agreement in accordance with this Article 7.

Section 7.2	Termination of this Agreement.

(1)	This Agreement may be terminated by:

(a)          the mutual written agreement of the Parties;

(b)          the Company or the Purchaser, if the Requisite Shareholder Approval is not obtained at the Meeting, provided that, the Company may not terminate this Agreement pursuant to this Section 7.2(1)(b) if the failure to obtain approval of the Requisite Shareholder Approval has been caused by, or is a result of, a breach by the Company of any of its representations or warranties or the failure of the Company to perform any of its covenants or agreements under this Agreement;

(c)          the Company, prior to the approval of the Resolution, solely to the extent that termination of this Agreement is required in order to enter into an Alternative Transaction Agreement with respect to a Superior Proposal and in accordance with Section 5.3; provided however, that the Company has complied with its obligations under Article 5;

(d)          the Company, the Seller or the Purchaser after the date of this Agreement, if any Law is enacted, made, enforced or amended, as applicable, that makes the completion of the transactions contemplated by the Agreement illegal or otherwise permanently prohibits or enjoins the Parties from consummating such transactions and such Law has, if appealable, become final and non-appealable;

(e)          the Purchaser, if the Company or the Seller breaches any representation or warranty set forth herein, and such breach is incapable of being cured, or if the Company or the Seller fails to satisfy any of the covenants set forth in Article 4 of this Agreement on or prior to the Outside Date.

(2)	The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(3)	Notwithstanding the foregoing, in the event that the Closing shall not have occurred on or prior to the Outside Date, then each of the parties hereto shall have the right to terminate its obligations under this Agreement with respect to itself at any time on or after the close of business on such date without liability of such party to any other party; provided, however, (i) the right to terminate this Agreement under this Section 7.2(3) shall not be available to such Person if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of such Person’s breach of this Agreement and (ii) no such termination shall affect any obligation of the Company under the Assignment and Assumption Agreement to reimburse the Seller for the expenses described in Section 10 of the Assignment and Assumption Agreement. Nothing contained in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

Section 7.3	Effect of Termination/Survival of this Agreement.

If this Agreement is terminated or is no longer in effective pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that this Section 7.3, Section 7.4 and Section 8.2 through to and including Section 8.15 shall survive; and provided further that no Party shall be relieved of any liability for any wilful and material breach by it of this Agreement.

Section 7.4	Expenses, Expense Reimbursement and Termination Fee.

(1)	Other than the fees and expenses of the Seller, which shall be paid by the Company in accordance with Section 9 of the Assignment and Assumption Agreement, subject to this Section 7.4, all out-of-pocket third party transaction expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereunder and thereunder, including all costs, expenses and fees of a Party incurred prior to or after the Closing Time in connection with, or incidental to, the Transaction, shall be paid by the Party incurring such expenses, whether or not the Transaction is consummated, with the exception of the filing fee payable under or pursuant to the Competition Act which shall be paid by the Company (provided that each of Purchaser and the Company shall be responsible for its own legal fees relating to the foregoing). Notwithstanding the foregoing, (i) the Company shall pay the fees of the financial advisor of the Purchaser ( $8,000,000) through the issuance of HEXO Shares with the number of HEXO Shares to be issued to be determined using the volume-weighted trading price of the HEXO Shares on the TSX for the five trading days ended the trading day immediately prior to the Closing Date or with cash, as may be agreed between the financial advisor and the Company; provided that, if the fees of the financial advisor of the Purchaser are paid in HEXO Shares, such HEXO Shares will be delivered 60 days following the Closing Date, unless such HEXO Shares are subject to a “restricted period” for the purposes of Canadian Securities Laws, and (ii) all other direct and indirect costs incurred by the Purchaser in connection with the acquisition of the Purchased Note, not to exceed an amount equal to $2,000,000, shall be paid in cash by the Company promptly (and within 48 hours) following the Purchaser, from time to time, providing the Company with a request for such payments and the amount(s) and recipient(s) thereof or paid in cash by the Company on the Closing Date, at the discretion of the Company.

(2)	If this Agreement is terminated by the Company or the Purchaser pursuant to Section 7.2(1)(b), then the Company shall, within two (2) Business Days of such termination, pay or cause to be paid to the Purchaser by wire of immediately available funds, $3,000,000 (the “Termination Expense Reimbursement”).

(3)	If this Agreement is terminated by the Purchaser pursuant to Section 7.2(1)(e), then the Company shall pay or cause to be paid to the Purchaser by wire of immediately available funds, such amount equal to the expenses incurred by the Purchaser in connection with this Agreement, the Transaction Documents and the transactions contemplated herein and therein, as set forth in a written notice (the “Purchaser Termination Notice”) within two (2) Business Days of receipt of such Purchaser Termination Notice.

(4)	If this Agreement is terminated by the Company pursuant to Section 7.2(1)(c), the Company shall pay to the Purchaser a termination fee of $10,000,000 (the “Termination Fee”) concurrently with the termination of this Agreement, by wire of immediately available funds.

(5)	The payment of the Termination Expense Reimbursement pursuant to Section 7.4(2), any amounts pursuant to Section 7.4(3) or the Termination Fee pursuant to Section 7.4(4) shall be not be liquidated damages and shall not in any way preclude the Purchaser from seeking damages and pursuing any other remedies that it may have in respect of losses incurred or suffered by it as a result of failure by the Company or the Seller to perform any covenant or satisfy any condition set out in this Agreement.

(6)	The Company confirms that other than the fees disclosed to the Purchaser in writing prior to the date hereof, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Article 8

GENERAL PROVISIONS

Section 8.1	Amendments.

This Agreement and the Transaction Documents may, at any time and from time to time before or after the holding of the Meeting, be amended, by mutual written agreement of the Parties to such agreements, and any such amendment may, without limitation:

(a)          change the time for performance of any of the obligations or acts of the Parties;

(b)          waive any inaccuracies contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)          waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties pursuant to this Agreement; and/or

(d)          waive compliance with or modify any mutual conditions contained in this Agreement.

Section 8.2	Notices.

Any notice, or other communication given regarding the matters contemplated by this Agreement (must be in writing, sent by personal delivery, courier or electronic mail) and addressed:

(a)          to the Purchaser at:

Tilray Brands, Inc.

655 Madison Avenue

19th Floor

New York, NY

10065

United States of America

Attention:      Mitchell Gendel, Global General Counsel

Email:            mitchell.gendel@tilray.com

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY

10020-1104

United States of America

Attention: Christopher Giordano

Email: christopher.giordano@dlapiper.com

and to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

PO Box 367, 100 King St W

Toronto, ON

M5X 1E2

Canada

Attention: Russel Drew

Email: russel.drew@dlapiper.com

(b)          to the Company at:

HEXO Corp.

3000 Solandt Rd.

Kanata, ON

K2K 2X2

Canada

Attention:    Scott Cooper, President & Chief Executive Officer

Email:          scott.cooper@hexo.com

with copies (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP

1, Place Ville Marie, Suite 2500,

Montréal, QC

H3B 1R1

Canada

Attention:       Amar Leclair-Ghosh

Email:             amar.leclair-ghosh@nortonrosefulbright.com

(c)          to the Seller at:

HT Investments MA LLC

c/o High Trail Capital

221 River Street, 9th Floor

Hoboken, NJ

07030

United States of America

Attention:       Eric Helenek

Email:              eric@hightrailcap.com

with copies (which shall not constitute notice) to:

Kelley Drye & Warren LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Telephone: (212) 808-7540

Facsimile: (212) 808-7897

Attention: Michael A. Adelstein, Esq.

E-mail: madelstein@kelleydrye.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.3	Time of the Essence.

Time is of the essence in this Agreement.

Section 8.4	Injunctive Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 8.5	Survival

The representations and warranties of the Company, the Seller and the Purchaser contained in this Agreement shall survive the Closing and continue (i) indefinitely with respect to the representations and warranties of the Company pursuant to Section 3.1(1), Section 3.1(2), Section 3.1(3), Section 3.1(4), Section 3.1(5) and Section 3.1(6), and (ii) for a period of four years thereafter with respect to all other representations and warranties. All covenants, obligations and agreements contained herein shall survive the Closing and continue in accordance with their terms.

Section 8.6	Indemnification.

(1)	In consideration of the Purchaser’s execution and delivery of this Agreement and Transaction Documents and acquiring the Purchased Note thereunder, and in addition to all of the Company’s other obligations under this Agreement and the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its shareholders, officers, directors, employees, contractors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable legal fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company or any Subsidiary in this Agreement or any of the Transaction Documents, (ii) any breach or non-fulfillment of any covenant, agreement or obligation of the Company or any Subsidiary contained in this Agreement or any of the Transaction Documents, or (iii) any cause of action, suit, proceeding or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company or any Subsidiary) or which otherwise involves such Indemnitee that arises out of or results from (A) the execution, delivery, performance or enforcement of this Agreement or any of the Transaction Documents (including, without limitation, any hedging or similar activities in connection therewith), or (B) the status of the Purchaser either as an investor in the Company pursuant to the transactions contemplated by this Agreement or the Transaction Documents or as a party to this Agreement (including, without limitation, any hedging or similar activities in connection therewith or as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief); provided, however, that the Company will not be liable in any such case to the Purchaser or its related Indemnitees to the extent that any such claim, loss, damage, liability or expense arise primarily out of or is based primarily upon (i) the inaccuracy of any representations and warranties made by the Purchaser herein or (ii) the gross negligence or willful misconduct of the Purchaser. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(2)	Promptly after receipt by an Indemnitee under this Section 8.6 of notice of the commencement of any action or proceeding (including, without limitation, any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 8.6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own legal counsel with the fees and expenses of such counsel to be paid by the indemnifying party if: (i) the indemnifying party has agreed in writing to pay such fees and expenses; (ii) the indemnifying party shall have failed promptly to assume the defense of such Indemnified Liability and to employ legal counsel reasonably satisfactory to such Indemnitee in any such Indemnified Liability; or (iii) the named parties to any such Indemnified Liability (including, without limitation, any impleaded parties) include both such Indemnitee and the indemnifying party, and such Indemnitee shall have been advised by legal counsel that a conflict of interest is likely to exist if the same legal counsel were to represent such Indemnitee and the indemnifying party (in which case, if such Indemnitee notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, then the indemnifying party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the indemnifying party), provided further that in the case of clause (iii) above the indemnifying party shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for such Indemnitee. The Indemnitee shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee which relates to such Indemnified Liability. The indemnifying party shall keep the Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liability, and such settlement shall not include any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section 8.6, except to the extent that the indemnifying party is materially and adversely prejudiced in its ability to defend such action. The indemnification required by this Section 8.6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred. The indemnity and contribution agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnitees against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law.

Section 8.7	Third Party Beneficiaries.

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties, and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 8.8	Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.9	Entire Agreement.

This Agreement, including the Schedules hereto, and the other Transaction Documents, collectively, constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or the Transaction Documents. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.10	Successors and Assigns.

(1)	This Agreement becomes effective only when executed by the Company, the Purchaser and the Seller. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser, the Seller and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

Section 8.11	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.12	Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the State of Delaware and the federal laws of the United States of America applicable therein.

(2)	Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Delaware courts situated in Wilmington, Delaware and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.13	Rules of Construction.

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 8.14	Further Assurances.

Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 8.15	Language.

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.16	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Transaction Agreement.

TILRAY BRANDS, INC.

Per:	/s/ Mitchell Gendel
Authorized Signing Officer
I have authority to bind the company.

HEXO CORP.

Per:	/s/ Scott Cooper
Authorized Signing Officer
I have authority to bind the company.

HT INVESTMENTS MA LLC

Per:	/s/ Eric Helenek
Authorized Signing Officer
I have authority to bind the company.